Exhibit 10.12

OFFICE LEASE AGREEMENT

THIS OFFICE LEASE AGREEMENT (this “Lease”) is made as of the 5th day of August, 2013 (the “Effective Date”) by and between JAMESTOWN Ponce City Market, L.P., a Delaware limited partnership (“Landlord”) and CARDLYTICS, INC., a Delaware corporation (“Tenant”).

RECITALS:

Landlord is the owner of that certain mixed use commercial project located at 675 Ponce de Leon Avenue, NE, Atlanta, Georgia, and known as Ponce City Market, as generally depicted on Exhibit A, attached hereto (as the same may be modified from time to time, the “Project”). A portion of the Project consists of approximately 441,000 square feet of office space (as modified from time to time, the “Office Component”), and Landlord desires to lease to Tenant a portion of the Office Component containing approximately 74,000 square feet, as depicted on Exhibit B attached hereto (the “Demised Premises”), subject to the following terms and conditions.

ARTICLE 1. BASIC PROVISIONS SUMMARY

Section 1.1 Basic Provisions. Certain basic provisions of the Lease are summarized as follows:

(a)	Addresses for Notice:

	to Landlord:	JAMESTOWN Ponce City Market, L.P. One Overton Park, 12th Floor 3625 Cumberland Boulevard Atlanta, Georgia 30339 Attention: General Counsel Fax: 770-805-1001

	with a copy to:	JAMESTOWN Ponce City Market, L.P. One Overton Park, 12th Floor 3625 Cumberland Boulevard Atlanta, Georgia 30339 Attention: Asset Manager Fax: 770-805-1001

	to Tenant	(prior to Rent Commencement Date):

Cardlytics, Inc. 112 Krog St. Suite 10 Atlanta, GA 30307

	To Tenant	(after Rent Commencement Date): the Demised Premises

(b)	Base Rent:	Lease Years	Monthly	Annually	Per SF
		1*	$109,458.33	$1,313,500.00	$17.75
		2	$112,742.08	$1,352,905.00	$18.28
		3	$116,124.35	$1,393,492.15	$18.83
		4	$119,608.08	$1,435,296.91	$19.40
		5	$123,196.32	$1,478,355.82	$19.98
		6	$126,892.21	$1,522,706.50	$20.58
		7	$130,698.97	$1,568,387.69	$21.19
		8	$134,619.94	$1,615,439.32	$21.83
		9	$138,658.54	$1,663,902.50	$22.49
		10	$142,818.30	$1,713,819.58	$23.16
		11	$147,102.85	$1,765,234.16	$23.85
		* Base Rent shall be abated during Lease Year 1 from the Lease Commencement Date through the Rent Commencement Date

(c)	Broker:
	Landlord’s Broker -	Cushman & Wakefield of Georgia, Inc.
	Tenant’s Broker -	Vantage Realty Partners.

(d)	Demised Premises:	Space shown on attached Exhibit B attached hereto.

(e)	Demised Premises Area:	74,000 square feet.

(f)	Estimated Delivery Date:	June 1, 2014.

(g)	Estimated Commencement of Operations Date:	five (5) months after the Lease Commencement Date.

(h)	Guarantor(s):	N/A.

(i)	Lease Commencement Date:	June 1, 2014, subject to adjustment pursuant to Section 2.2.

(j)	Office Component Area:	Approximately 441,000 square feet.

(k)	Permitted Use:	General office purposes and for no other uses or purposes whatsoever.

(1)	Rent Commencement Date:	Ten (10) months after the Lease Commencement Date.

(m)	Tenant Allowance:	$3,700,000 ($50.00 per square foot of Demised Premises).

(n)	Tenant’s Proportionate Share:	0.1678 (16.78%).

(o)	Term:	One Hundred Thirty (130) full calendar months after the Lease Commencement Date.

(p)	Security Deposit:	$150,000 (in addition to Letter of Credit – see Article 27).

ARTICLE 2. GRANT AND DELIVERY

Section 2.1 Grant. For and in consideration of the rents, covenants and agreements hereinafter reserved and contained on the part of Tenant to be observed and performed, Landlord demises and leases to Tenant, and Tenant leases, rents and accepts from Landlord the Demised Premises.

Section 2.2 Delivery of Demised Premises. Landlord agrees to complete the work described in Exhibit C (the “Landlord’s Work”). Landlord shall deliver to Tenant, and Tenant agrees to accept from Landlord, possession of the Demised Premises in the condition described in Exhibit C as the “Pre-Delivery Condition” (such date referred to as the “Delivery Date”). Landlord and Tenant acknowledge that the date set forth in Section 1.1(f) as the estimated Delivery Date and the date set forth in Section 1.1(h) as the Lease Commencement Date are target dates only, and that the actual Delivery Date and Lease Commencement Date shall be later to occur of June 1, 2014, or the date on which the Demised Premises is in Pre-Delivery Condition.

Section 2.3 Tenant’s Work. Tenant shall perform the work described in Exhibit D (the “Tenant’s Work”), at its own expense, subject to the payment of the Tenant Allowance by Landlord.

ARTICLE 3. TERM

The term of this Lease (the “Term”) shall commence upon the Lease Commencement Date and shall continue for the number of full calendar months set forth in Section 1.1 from and after the Lease Commencement Date, and shall expire on the last day of the calendar month which is the 130th month after the Lease Commencement Date. As used in this Lease, the term “Lease Year” shall mean each twelve (12) month period commencing with the Lease Commencement Date, and term “Calendar Year” shall mean the calendar year commencing in January and ending in December.

ARTICLE 4. RENT

Section 4.1 Base Rent. Starting on the Rent Commencement Date, Tenant agrees to pay to Landlord as minimum rent for each Lease Year the amount set forth as Base Rent in Section 1.1 (the “Base Rent”). Base Rent for the period from the Rent Commencement Date to the next-occurring first day of the month shall be prorated on a daily basis and shall be payable with and in addition to the first installment of Base Rent. The Base Rent for each Lease Year shall be payable in twelve (12) equal monthly installments, in advance, on the first day of each calendar month.

Section 4.2 Additional Rent. For purposes of this Lease, all sums of money or charges of any nature (except Base Rent) required to be paid by Tenant to Landlord pursuant to this Lease shall be referred to as “Additional Rent,” and all such amounts (including Base Rent) shall be referred to collectively as “Rent.”

Section 4.3 Rent Payments. Rent payable by Tenant under this Lease shall be paid to Landlord at its address in Section 1.1 above, or to such payee and at such place as may be designated by Landlord to Tenant in writing on or before the first day of each month, without prior demand therefor (except where such prior demand is expressly provided for in this Lease), without any deductions, set offs or counterclaims whatsoever.

Section 4.4 Late Payments. If Landlord does not receive any payment of Rent within ten (10) days after it becomes due, Tenant shall pay Landlord a late charge equal to three percent (3%) of the overdue amount. Any amount of Rent owed by Tenant to Landlord which is not paid when due shall bear interest at a rate per annum equal to the lesser of eight percent (8%) per annum or the maximum lawful rate of interest allowed under the laws of the State of Georgia (the “Default Rate”) from the due date of such amount until paid. Such interest shall not begin to accrue until thirty (30) days following the date that such Rent is due.

ARTICLE 5. PARKING

Section 5.1 Tenant Parking. Tenant shall be entitled to use up to two hundred twenty-two (222) parking spaces in the parking facilities serving the Office Component. Of such parking spaces, one hundred sixty-six (166) of which spaces shall be located in the “Standard” parking area as shown on Exhibit E, and the remaining fifty-six (56) of which spaces shall be located in the “Premier” parking area as shown on Exhibit E. All parking spaces provided to Tenant shall be unreserved and are to be used by Tenant, its employees and invitees in common with the other tenants of the Office Component and their employees and invitees. Landlord reserves the right to build improvements upon, reconfigure, and/or make alterations or additions to all or any of the parking facilities of the Project at any time provided that such alterations or additions do not unreasonably interfere with or hinder Tenant’s parking or access to the Demised Premises.

Section 5.2 Parking Fees. Tenant agrees to pay to Landlord (or any parking operator, as identified by Landlord in advance to Tenant) the parking fees for all parking spaces from time to time, together with each monthly installment of Base Rent (if paid to Landlord) or on or before the first day of each month (if paid to a parking operator), commencing on the Lease Commencement Date and thereafter throughout the Term. The initial rates for parking spaces shall be $50.00 per space per month for Standard spaces, and $90.00 per space per month for Premier spaces. The rates for such spaces may be increased at any time during the Term to the then-current rates being charged by Landlord for the Standard parking area and the Premier parking area, as applicable; provided, however, that such rates may not be increased more than three (3) times during the initial Term.

ARTICLE 6. TAXES AND ASSESSMENTS

Section 6.1 Tenant Share of Taxes. Tenant agrees to pay to Landlord, as Additional Rent, in the manner set forth in Article 9, Tenant’s Proportionate Share of all Taxes paid with respect to any Calendar Year or portion thereof during the Term. For purposes hereof, “Taxes” shall mean all real estate and other ad valorem taxes and assessments of every kind with respect to the Demised Premises or the Office Component, as applicable, as well as any tax or levy charged on the Project or any part thereof during the Term as a replacement for such taxes and assessments, as well as any taxes levied at any time upon Rents. The term “Taxes” excludes the following: federal, state, or local income taxes; franchise, gift, transfer, excise, capital stock, estate, succession, or inheritance taxes; and penalties or interest for late payment of Taxes. To the extent that Taxes on the Project are not separately assessed with respect to the Office Component, Landlord shall allocate Taxes to the Office Component as Landlord determines to be fair and equitable, in its reasonable discretion. Landlord shall cause all Taxes on the Demised Premises to be paid prior to delinquency.

Section 6.2 Tax Reduction. Landlord and Tenant acknowledge that during a portion of the Term, certain components of Taxes have been reduced or remain fixed at lower rates pursuant to agreements with applicable taxing authorities, and Tenant shall be entitled to the benefit of such reductions during the duration of any such reduction.

ARTICLE 7. INSURANCE AND LIABILITY

Section 7.1 Tenant’s Insurance.

(a) Tenant agrees that, from and after the date on which Tenant first enters into the Demised Premises, Tenant shall carry at its sole cost and expense the following types of insurance, in the amounts specified and in the form hereinafter provided for:

(i) Commercial general liability insurance covering the Demised Premises and Tenant’s use thereof against claims for contractual liability, personal injury or death, and property damage, occurring upon or about the Demised Premises, such insurance to afford protection to the limit of not less than $5,000,000.00 per occurrence. The foregoing may be maintained using so-called “umbrella policies” provided the stated coverages are provided;

(ii) Property damage insurance against “all-risks” of physical loss covering all of the items included in Tenant’s Work, Tenant’s leasehold improvements, whether paid for by Landlord or Tenant, within the core and shell of the Demised Premises, heating, ventilating and air conditioning equipment, trade fixtures, signs and personal property from time to time upon or about the Demised Premises, providing protection against perils included within standard forms of fire and extended coverage insurance policies, together with insurance against sprinkler damage, vandalism and malicious mischief in accordance with policy terms and exclusions;

(iii) Business interruption insurance for a period of at least twelve (12) months;

(iv) If alcohol or other distilled beverages are provided, or otherwise available in the Demised Premises, Tenant shall carry host liquor liability coverage in amounts reasonably required by Landlord.

(v) Worker’s compensation insurance in the minimum amounts required by the State of Georgia, and Employers’ Liability Insurance in an amount not less than $500,000.00 per occurrence; and

(vi) Automobile liability insurance with a minimum combined single limit of liability of at least one million dollars ($1,000,000) including coverage for owned (if any), non-owned and hired vehicles.

(b) All such policies of insurance shall be issued in form and by issuers with a rating of “A-VIII” or higher by A.M. Best in the name of Tenant and shall name Landlord and parties designated in writing by Landlord as additional insureds with respect to the liability insurance coverage (except for worker’s compensation insurance), and as loss payees, as their interests may appear, with respect to the all-risk property insurance. Such policies shall be for the mutual and joint benefit and protection of Landlord and Tenant. All liability insurance obtained by Tenant shall be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and is non-contributing with any insurance requirement of Tenant and shall contain a waiver of subrogation clause in favor of Landlord. Certificates evidencing each such policy shall be delivered to Landlord no later than the Delivery Date, and as soon as practicably possible prior to the expiration of each such policy. Tenant shall give Landlord at least thirty (30) days’ prior written notice of any cancellation, or lapse, or the effective date of any reduction in the amounts of insurance. All such commercial general liability and property damage policies shall contain a provision that Landlord (and any other party named as an additional insured under Article 8), although named as an additional insured, shall nevertheless be entitled to recover under said policies for loss occasioned to it, its servants, agents and employees by reason of the negligence of Tenant. The minimum limits of such insurance policies shall be subject to increase if Landlord shall reasonably deem it necessary for adequate protection.

Section 7.2 Landlord’s Insurance.

(a) Landlord shall maintain in effect for the entire Term and any extensions or renewals thereof a policy or policies of insurance covering the Office Component, the Common Areas, and other portions of the Project not leased to tenants, providing protection against “all-risks” of physical loss perils, together with insurance against vandalism, malicious mischief, and such other risks, deductibles and in such amounts as Landlord may from time to time determine. Any such insurance may be effected by a policy or policies of blanket insurance covering additional items or locations or insureds. The premiums for any such policies shall be referred to as the “Insurance Premiums.”

(b) Tenant agrees to pay to Landlord, as Additional Rent, in the manner set forth in Article 9, Tenant’s Proportionate Share of Insurance Premiums paid with respect to any Calendar Year or portion thereof during the Term. Tenant acknowledges that certain Insurance Premiums are shared by tenants of the Project other than tenants of the Office Component, and Landlord shall reasonably allocate such Insurance Premiums among Project tenants.

Section 7.3 Landlord’s Liability. To the maximum extent permitted by law, except in the event of Landlord’s negligence or willful misconduct, Landlord shall not be liable for any damage or liability of any kind or for any injury to or death of any persons or damage to any property on or about the Demised Premises from any cause whatsoever.

Section 7.4 Indemnification.

(a) Tenant hereby agrees to indemnify, defend, and save Landlord harmless from and against all claims, actions, demands, costs and expenses and liability whatsoever, including reasonable attorneys’ fees, resulting from, relating to or arising out of, in whole or part, Tenant’s obligations pursuant to the Lease and/or Tenant’s use, occupancy or activities in or about the Demised Premises, the building in which the Demised Premises is located, the Project, the Office Component and/or the Common Areas.

(b) Subject to Sections 7.4(a) and 7.6, Landlord hereby agrees to indemnify, defend, and save Tenant harmless from all claims, actions, demands, costs and expenses and liability whatsoever, including reasonable attorneys’ fees, on account of any damage or liability occasioned in whole or in part by the negligence or willful misconduct of Landlord or its agents, contractors, and employees unless such damage or injury arises from perils against which Tenant is required by this Lease to insure.

(c) The obligations of Landlord and Tenant under this Section shall survive the expiration or other termination of this Lease.

Section 7.5 Mutual Waivers of Subrogation. Landlord and Tenant hereby waive any rights they may have against each other on account of any loss or damage occasioned to Landlord or Tenant, their property, the Demised Premises or, its contents, arising from any risk covered by fire and extended coverage insurance maintained by Landlord or Tenant, as the case may be. The parties hereto each, on behalf of their respective insurance companies insuring the property of either Landlord or Tenant against any such loss, waive any right of subrogation that it may have against Landlord or Tenant, and covenant to use commercially reasonable efforts to cause such insurance companies to waive any such rights of subrogation.

Section 7.6 Effect on Insurance. Tenant shall not do or suffer to be done, or keep or suffer to be kept, anything in, upon or about the Demised Premises which will contravene Landlord’s insurance policies or which will prevent such policies from being procured with companies acceptable to Landlord, or which will cause an increase in the insurance rates upon the Demised Premises or any other portion of the Project. If Tenant violates any prohibition provided for in this Section, Landlord may, without notice to Tenant, correct the same at Tenant’s expense. Tenant agrees to pay to Landlord as Additional Rent on demand the amount of any increase in premiums for insurance resulting from any violation of this Section.

ARTICLE 8. COMMON AREAS

Section 8.1 Common Areas. “Common Area” or “Common Areas” shall mean all areas, facilities and improvements in the Project from time to time intended for the non-exclusive, common and joint use and/or benefit of Landlord, Tenant and/or some or all other tenants of the Project, including but not limited to sidewalks, stairways, elevators, service corridors, truckways, ramps, loading docks, dumpsters, service areas, parking areas, access and interior roads, delivery areas, landscaped areas, elevators, vestibules, public washrooms, water features, pedestrian mall areas (enclosed or open), and lighting facilities.

Section 8.2 Use by Tenant. Tenant and its employees and invitees shall have the right to use the Common Areas for their respective intended purposes in common with other parties only as otherwise specifically provided and authorized in this Lease. Tenant agrees to comply with such reasonable rules and regulations which may now exist or which may be issued from time to time by Landlord for the proper efficient use, operation and maintenance of the Common Areas. In no event shall Tenant use the Common Areas for the conduct of any business or for events, signs, displays or any other use without the prior written consent of Landlord, which consent may be withheld in Landlord’s discretion absent any standard set forth herein or any Governing Instrument (as defined in Section 11.2).

Section 8.3 Landlord’s Control. Landlord shall at all times during the Term have the sole and exclusive control, management and direction of the Common Areas. The rights of Tenant in and to the Common Areas shall at all times be subject to the rights of others to use the same in common with Tenant. Landlord may at any time and from time to time reconfigure, increase, or decrease the Common Areas, or close all or any portion of the Common Areas to make repairs or changes and, to the extent necessary in the opinion of Landlord, to prevent a dedication thereof or the accrual of any rights to any person or to the public therein provided that any changes or reconfigurations do not materially and unreasonably interfere with Tenant’s access to or use of the Demises Premises.

Section 8.4 Landlord’s Use of Common Areas. Tenant acknowledges that the Project was developed with the intention of creating a unique atmosphere to attract customers and to create a community gathering point, for the benefit of the tenants of the Project and their customers, and that Landlord may use the Common Areas or any part thereof for promotions, festivals, concerts, exhibits, events, displays, the leasing of kiosks and food facilities, landscaping, decorative items, and any other use which, in Landlord’s judgment, tends to attract customers to or benefit the tenants of the Project, or otherwise benefit the community surrounding the Project. Landlord reserves the right to charge fees or costs for the use of portions of the Common Areas in connection with any such events. Tenant acknowledges that certain inconveniences may result from such actions, and that Tenant may from time to time be restricted from use of certain areas which are otherwise Common Areas, and Tenant hereby acknowledges the benefit to Tenant from such use of the Common Areas. Tenant hereby relieves and releases Landlord from any and all liability with respect thereto.

Section 8.5 Common Area Costs. “Common Area Costs” shall be defined as all costs of operating the Common Areas, and shall include, but not be limited to, the costs and expenses of the following: (a) operating, maintaining, repairing, lighting, servicing, painting and removing debris from and cleaning the Common Areas; (b) the compaction and removal of garbage and trash from the Office Component; (c) maintaining and repairing the roofs, walls, and other common elements, including common ducts, conduits and similar items, common fire protection systems, utility, sprinkler and security alarm systems, storm and sanitary drainage systems and other utility systems, signs and decorations, directional signs and markers, and on-and off-site traffic regulation and control signs and devices; (d) premiums for plate glass insurance for glass exclusively serving the Common Areas; (e) reasonable reserves for deferred repairs and maintenance; (f) landscaping located on the Common Areas; (g) the repair and maintenance of the parking areas or sidewalks, including striping, re-striping and paving thereof; (h) pest control; (i) the maintenance, repair, and inspection of all machinery and equipment used in the operation, maintenance or security of the Common Areas; (j) management fees at rates not to exceed the amount customarily charged by an independent entity providing management services to similar class buildings in the City of Atlanta; (k) security programs and initiatives, including without limitation the cost of security personnel; and (l) any events undertaken by Landlord for the tenants of the Office Component. Tenant acknowledges that certain Common Area Costs are shared by tenants of the Project other than tenants of the Office Component, and Landlord shall reasonably allocate such Common Area Costs among Project tenants.

Notwithstanding anything herein to the contrary, “Common Area Costs” will not include the following: (i) costs incurred by Landlord for the repair of damage to the Common Areas to the extent that Landlord is reimbursed by insurance proceeds, (ii) costs incurred by Landlord due to its violation of any tenant lease or the Governing Instruments, (iii) costs incurred by Landlord to comply with the “CAP” (as those terms are defined in Section 31.14 hereof) or otherwise related to the removal of Hazardous Substances (as hereinafter defined) existing at the Demised Premises as of the date hereof; (iv) interest, principal, points and fees on debts or amortization on any mortgage or mortgages or any other debt instrument encumbering the Office Component or the property on which the Project stands or any ground rents; (v) costs for bringing the Common Area into compliance with any applicable law that exists on the date of this Lease; (vi) operating costs of the parking decks and lots to the extent of parking fees or charges received by Landlord from other tenants or visitors; and (vii) cost of repairs necessitated by the negligence or willful misconduct of Landlord or its agents, contractors or employees.

Section 8.6 Tenant’s Proportionate Share of Common Area Costs. Tenant agrees to pay to Landlord, as Additional Rent, in the manner set forth in Article 9, Tenant’s Proportionate Share of Common Area Costs paid with respect to any Calendar Year or portion thereof during the Term.

Section 8.7 Non-Dedication. Nothing contained in this Agreement shall be deemed to be a gift or dedication of the easements or of any portion of the Common Areas to the general public or for any public use or purpose whatsoever. Landlord shall have the right to close all or any portion of the Common Areas for such period of time as is reasonably necessary to prevent the creation of any prescriptive rights or easements in favor of any party under applicable law with respect to any portion of the Common Areas.

Section 8.8 Gross-Up. If at any time during a Calendar Year the Office Component is not 100% occupied or Landlord is not supplying services to 100% of the total Rentable Square Footage of the Office Component, Common Area Costs shall be determined as if the Office Component had been 100% occupied and Landlord had been supplying services to 100% of the Rentable Square Footage of the Office Component.

ARTICLE 9. PAYMENT OF TAXES, INSURANCE AND COMMON AREA COSTS

Section 9.1 Payment by Tenant. Starting on the Rent Commencement Date, Tenant shall pay as Additional Rent all amounts owed by Tenant with respect to Taxes, Insurance Premiums, and Common Area Costs, as follows. In any Calendar Year, Landlord may by written notice to Tenant advise Tenant of the estimated costs to Tenant for Taxes, Insurance Premiums, and Common Area Costs for such Calendar Year. Tenant shall pay one twelfth (1/12) of such amount to Landlord each month during such year, on the first day of each month. The first such installment shall be due and payable by Tenant on the Rent Commencement Date.

Section 9.2 Reconciliation. Promptly following the end of each Calendar Year, Landlord shall furnish Tenant a statement covering the Calendar Year just ended. If the estimated payments made by Tenant are greater than Tenant’s actual liability, Tenant shall be entitled to a credit of the difference. If the estimated payments made by Tenant are less than Tenant’s actual liability, Tenant shall pay Landlord the difference as Additional Rent within forty-five (45) days after receipt of such statement.

Section 9.3 Common Area Costs. Notwithstanding the provisions of Article 8, Tenant’s Proportionate Share of Common Area Costs for the initial Calendar Year for which Tenant is responsible for such costs shall not exceed Eight and 75/100 Dollars ($8.75) per square foot of the Demised Premises. In addition, Landlord agrees that in calculating Tenant’s Proportionate Share of Common Area Costs for each Calendar Year, that portion of the Common Area Costs for each year that consists of “Controllable Costs,” defined below, shall be limited to the lesser of (i) the actual Controllable Costs for such calendar year, or (ii) the amount that Controllable Costs would have been if the amount of Controllable Costs had increased at the rate of five percent (5%) over the amount of Controllable Costs over the prior Calendar Year, calculated on a non-cumulative basis. As used herein, the term “Controllable Costs” shall mean any Common Area Costs, the scope and cost of which are within the direct control of Landlord. By way of example and not limitation, the parties agree that the scope and cost of the following expenses are not within the direct control of Landlord: (a) utility charges; (b) costs of maintenance and repair to the extent required as result of damage caused by Tenant, third parties, natural disasters or acts of God; (c) costs subject to government regulation, such as the minimum wage; (d) ice and snow removal costs; (e) security costs; and (f) costs incurred to comply with new or revised federal or state laws, municipal or county ordinances or codes or regulations promulgated under any of the same.

Section 9.4 Tenant’s Right to Audit. Tenant, and its agents, and employees shall have ninety (90) days after receiving Landlord’s reconciliation statement described in Section 9.2 above to audit Landlord’s books and records concerning the statement at a mutually convenient time at Landlord’s offices. Tenant may recover that part of the Additional Rent paid (plus interest at eight percent (8%) per annum), because of any overcharge of Additional Rent revealed by such audit, and shall pay to Landlord any underpayment of Additional Rent (plus interest at eight percent (8%) per annum) revealed by such audit.

ARTICLE 10. BUILDING SERVICES

Section 10.1 Landlord Services. Landlord shall furnish Tenant with the following services: (a) water for use in the lavatories; (b) customary heat and air conditioning in season from the hours of 8:00 a.m. to 6:00 p.m. on Business Days and 9:00 a.m. to 1:00 p.m. on Saturdays (“Building Service Hours”), provided that Tenant shall have the right to receive HVAC service during hours other than Building Service Hours by paying Landlord’s then standard charge for additional HVAC service and providing such prior notice as is reasonably specified by Landlord; (c) standard janitorial service on Business Days; (d) elevator service; (e) electricity for standard building lighting fixtures provided by Landlord and for the operation of desk-top portable office equipment, and (f) such other services as Landlord reasonably determines are necessary or appropriate for the Property.

Section 10.2 Electricity. Landlord shall furnish electric current to the Demised Premises in amounts up to nine tenths (0.9) of one watt per square foot connected load of the Demised Premises for lighting, and up to five (5) watts per square foot connected load of the Demised Premises for all other purposes other than HVAC service. Electricity used by Tenant in the Demised Premises shall be paid for by Tenant, with any charges for electricity which are not part of Common Area Costs being paid directly by Tenant. Without the consent of Landlord, Tenant’s use of electrical service shall not exceed, either in voltage, rated capacity, use beyond

Building Service Hours or overall load which Landlord reasonably deems to be standard for the Project. Landlord shall have the right to measure electrical usage by commonly accepted methods. If it is determined that Tenant is using excess electricity, Tenant shall pay Landlord for the cost of such excess electrical usage as Additional Rent.

Section 10.3 Service Failure. Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by breakage, repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building or Project after reasonable effort to do so, by any riot or other dangerous condition, emergency, accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause beyond Landlord’s reasonable control; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease. Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article.

ARTICLE 11. PROJECT GOVERNANCE AND CONTROL

Section 11.1 Operation of Project. Tenant acknowledges that (a) the Project is a mixed use development which may include multiple uses in one or more buildings, (b) the Office Component is a portion of the Project, (c) each of the Project and the Office Component may now or hereafter be subdivided, and (d) portions of the Project and the Office Component may now or hereafter be under separate ownership or subject to separate leasehold estates or legal regimes.

Section 11.2 Governing Instruments. This Lease and Tenant’s rights hereunder are and shall be subject and subordinate to the Governing Instruments. As used in this Lease, “Governing Instruments” means, individually and collectively, any and all vertical subdivisions, horizontal subdivisions, air rights agreements, ground leases, master leases, sale leaseback instruments, condominium declarations, condominium plats, condominium plans, condominium association articles and by-laws, articles and bylaws of other owners’ association regimes, other multiple ownership regimes, easement agreements, covenants, conditions and restrictions, rules, regulations, governmental and private restrictions, and other instruments or legal regimes, recorded or unrecorded, to which all or any part of the Project or the Office Component may now be submitted or by which all or any part of the Project or the Office Component may now or hereafter be bound. Notwithstanding the above, Tenant shall not be required to subordinate this Lease to a Governing Instrument if such instrument could terminate this Lease or violate Section 11.3 unless Tenant is furnished with a written non-disturbance agreement for the benefit of Tenant. The non-disturbance agreement shall provide, among other provisions, that so long as this Lease shall be in full force and effect, any other party to such Governing Instrument having the right to terminate this Lease or violate Section 11.3 may not disturb Tenant’s possession of the Demised Premises pursuant to this Lease, so long as there does not exist an uncured Event of Default by Tenant.

Section 11.3 No Increased Burden. As between Landlord and Tenant, the Governing Instruments shall not by their terms increase the Base Rent, materially increase any Additional Rent, materially increase Tenant’s non-Rent obligations, or materially decrease Tenant’s rights under this Lease. Landlord may determine any allocation of Taxes, Insurance Premiums, Common Area Costs, or other costs and expenses of the Project or the Office Component based on the allocation of such items under the Governing Instruments, if applicable, and any such costs and expenses which relate to the Office Component or the Common Areas shall be treated as expenses incurred by Landlord under this Lease whether or not paid directly by Landlord. The rights of Tenant and its employees, customers and guests to use the Common Areas shall be subject to the Governing Instruments.

Section 11.4 Landlord Performance. Notwithstanding anything to the contrary contained herein, to the extent that any party other than Landlord performs any obligation of Landlord (under the Governing Instruments or otherwise), Tenant agrees to accept such performance as performance by Landlord of such obligation. To the extent any approval, consent, or decision sought by Tenant or required from Landlord under this Lease requires the approval, consent or decision of any other party other than Landlord under the Governing Instruments, Landlord may (without limiting Landlord’s discretion under this Lease) withhold such approval, consent or decision pending, or condition such approval, consent or decision on, receipt of the approval or decision of such other party. In addition, to the extent authorized by or contemplated under the Governing Instruments, (a) any rights of Landlord (for example, rights of inspection, enforcement, control or operation) may be exercised by the applicable governing body or other authorized party under the Governing Instruments, and (b) the applicable governing body or other required party or parties shall be named as an additional insured or loss payee to the extent Tenant is required to name Landlord as additional insured or loss payee under this Lease, and shall be afforded the same rights and benefits with respect to such insurance as Landlord is afforded hereunder.

Section 11.5 Confirming Documentation. Tenant agrees that, in order to confirm the provisions of this Article, but in no way limiting the self-operative effect of said provisions, Tenant shall execute and deliver whatever instruments Landlord may require for such purposes within ten (10) days following written request by Landlord, including but not limited to a subordination agreement, amendment of this Lease or other instrument requested by Landlord confirming the subordination of this Lease and Tenant’s rights hereunder to any Governing Instruments.

Section 11.6 Governing Instrument Authorities. Tenant acknowledges and agrees that Landlord shall have the right to grant to any person or entity having authority under any of the Governing Instruments, including without limitation a declarant, owners’ association, master association, architectural committee, lender, or superior lessor (each an “Authority”) the right to exercise one or more of Landlord’s rights, decisions or judgments under this Lease. In addition, any agreement by Tenant hereunder to indemnify Landlord or release or waive any claim against Landlord shall extend to any Authority, as applicable.

Section 11.7 Default and Cure. If any party other than Landlord shall default in any of its obligations under the Governing Instruments and Landlord as a result fails or is unable to perform any obligation of Landlord under this Lease, then Landlord shall not be in default under this Lease provided that Landlord shall, following notice of such default from Tenant, use commercially reasonable efforts to enforce the defaulting party’s obligations under the Governing Instruments.

ARTICLE 12. USE OF DEMISED PREMISES

Section 12.1 Sole Use. Throughout the Term, Tenant shall use the Demised Premises solely for the purpose specified in Section 1.1 as the “Permitted Use.”

Section 12.2 Restrictions. Tenant agrees that it will not cause or permit strong, unusual, offensive or objectionable noise, odors, lights, fumes, dust or vapors to emanate or be dispelled from the Demised Premises.

Section 12.3 Requirements. Tenant shall comply with all laws, rules and regulations relating to the Demised Premises, including any reasonable and nondiscriminatory rules and regulations established by Landlord from time to time for the benefit of the Project.

Section 12.4 Commencement of Operation. Tenant covenants and agrees to use its diligent, good faith efforts to commence the operation of its business within the Demised Premises on or before the Estimated Commencement of Operations Date set forth in Section 1.1.

ARTICLE 13. HAZARDOUS SUBSTANCES

Tenant shall not bring to the Demised Premises, or use or permit the use of the Demised Premises for the generation, storage, treatment, use, transportation, handling or disposal of, any Hazardous Substances except in de minimis quantities necessary for or incidental to the conduct of the business of the Tenant and in strict compliance with all applicable laws. “Hazardous Substances” shall mean any chemical, material or substance which is regulated as toxic or hazardous or exposure to which is prohibited, limited or regulated by any governmental authority, or which could pose a hazard to the health or safety of persons on the Demised Premises or other tenants or occupants of the Project or property adjacent thereto. Tenant shall at all times observe and abide by all laws and regulations relating to the handling of Hazardous Substances and will promptly notify Landlord of (a) the receipt of any warning notice, notice of violation, or complaint received from any governmental agency or third party relating to environmental compliance and (b) any release of Hazardous Substances on the Demised Premises. Tenant shall carry out, at its sole cost and expense, any remediation required as a result of the release of any Hazardous Substance by Tenant or by Tenant’s agents, contractors, employees, or invitees, from the Demised Premises or the Project. Tenant agrees to indemnify, defend, and save Landlord harmless from all liability, costs and claims, including attorneys’ fees, resulting from any environmental contamination on the Project caused by Tenant or its agents, contractors, employees or invitees, including the cost of remediation and defense of any action for any violation of this Article. The provisions of this Article shall survive the expiration or other termination of this Lease.

ARTICLE 14. ALTERATIONS TO DEMISED PREMISES

Tenant shall make no structural alterations, additions or changes in or to the Demised Premises, or any changes which affect the heating, ventilating and air conditioning equipment and systems (“HVAC Systems”) in or otherwise serving the Demised Premises, electrical, plumbing or other systems serving the Demised Premises, or any penetration through any roof, floor or exterior or corridor wall without Landlord’s prior written consent, which consent may be withheld in Landlord’s sole discretion. Tenant shall make no nonstructural changes to the Demised Premises without the prior written consent of Landlord, which consent shall not be unreasonably withheld. Tenant shall be responsible for any and all damages resulting from any alteration, addition or change Tenant makes. Any and all permitted alterations, additions and changes made to the Demised Premises by Tenant shall be made in accordance with (a) the approved design criteria for the Project, as revised by Landlord from time to time; (b) plans and specifications approved in writing by Landlord before the commencement of the work; and (c) all necessary approvals and permits, which approvals and permits Tenant shall obtain at its sole expense. Any changes to Tenant’s plans and specifications after Landlord’s initial approval shall require Landlord’s additional approval. Landlord shall have the right to approve Tenant’s general contractor prior to the commencement of such work, and all parties performing work on behalf of Tenant shall procure insurance as required by Landlord, and shall have Landlord named as an additional insured on such policies. Neither Landlord’s approval of Tenant’s plans and specifications nor any inspections of Tenant’s Work by Landlord shall be deemed a representation by Landlord that Tenant’s Work complies with governmental requirements, as such compliance shall be the sole responsibility of Tenant. All work with respect to any alterations, additions and changes must be done in a good and workmanlike manner and diligently prosecuted to completion to the end that the Demised Premises shall at all times be a complete unit except during the period of the work. Any permitted changes, alterations and additions made by Tenant shall be performed strictly in accordance with applicable laws, rules, regulations and building codes relating thereto. Tenant shall have the work performed in such a manner so as not to obstruct the access to the Demised Premises or to the premises of any other occupant of the Project or obstruct the Common Areas. At Landlord’s request, any alterations made by Tenant shall be returned to its original condition at Tenant’s expense at the expiration or termination of this lease. Tenant’s obligations under this Article shall survive the expiration or other termination of this Lease. Without limiting the provisions of this Article, Tenant acknowledges that Landlord has or will apply for and may be granted certain state or federal tax credits relating to historic rehabilitation in connection with the Project (the “Historic Tax Credits”), and that any proposed modification of the Project, including the interior or exterior of the Demised Premises, and the Common Areas, may be prohibited or restricted in order to qualify for, obtain, maintain and preserve the Historic Tax Credits. Tenant shall make no alterations which are not permitted in connection with the obtaining or maintaining of the Historic Tax Credits.

ARTICLE 15. CASUALTY AND RECONSTRUCTION

Section 15.1 Landlord’s Duty to Reconstruct. If the Demised Premises, or any part thereof, or a portion of the Common Area which in Landlord’s reasonable opinion impacts the Tenant’s operation within Demised Premises, is damaged or destroyed by an event which involves any of the risks against which Landlord has procured insurance (such event referred to as a “Casualty”), Landlord shall (subject to being able to obtain all necessary permits and approvals therefor and subject to receipt of insurance proceeds), within one hundred twenty (120) days after the occurrence of the Casualty (unless Landlord terminates this Lease pursuant to this Article), commence to repair, reconstruct and restore or replace the portions of the Demised Premises, or Common Area, for which Landlord is responsible and prosecute the same diligently to completion. In no event shall Landlord be liable for interruption to business of Tenant or for damage to or repair, reconstruction, restoration or replacement of any of those items which Tenant is required to insure, nor shall Landlord be required to expend more for any repair, reconstruction, restoration or replacement of the Demised Premises, or Common Area, pursuant to this Section than the amount of insurance proceeds actually paid to Landlord in connection therewith plus the amount of any applicable deductible.

Section 15.2 Tenant’s Duty to Reconstruct. If any item which Tenant is required to insure is damaged or destroyed, Tenant shall, within one hundred twenty (120) days thereafter (unless Landlord terminates this Lease pursuant to this Article), commence to repair, reconstruct and restore or replace said matters and prosecute the same diligently to completion.

Section 15.3 Landlord’s Right to Terminate. If, following a Casualty, Landlord determines that the Project, the Office Component, or the Demised Premises, or such portion of the Common Area as is necessary to provide access to the Demised Premises, cannot be made tenantable within two hundred seventy (270) days from the date the Casualty occurs, then Landlord shall have the right to terminate this Lease upon written notice to Tenant within thirty (30) days after the date of the Casualty. In addition, Landlord, by notice to Tenant within ninety (90) days after the date of the Casualty, shall have the right to terminate this Lease if: (a) the Demised Premises have been materially damaged and there are fewer than two (2) years of the Term remaining on the date of the Casualty; (b) any lender, requires that the insurance proceeds be applied to the payment of the applicable mortgage debt; (c) a material uninsured loss to the Project or Demised Premises occurs; or (d) necessary for Landlord to comply with the Governing Instruments following such Casualty.

Section 15.4 Abatement of Rent. If this Lease is not terminated by Landlord pursuant to this Article and if the Demised Premises have been rendered wholly or partially untenantable by such damage or destruction, then the Base Rent and the Additional Rent payable by Tenant under this Lease during the period the Demised Premises are untenantable shall be abated in direct proportion to the percentage of the Demised Premises which is untenantable.

Section 15.5 Extension of Time Requirements. Both Landlord and Tenant shall be granted extensions of the time limits for restoration or termination set forth above to the extent that any such restoration is delayed by an Authority or in connection with obtaining or maintaining the Historic Tax Credits or any requirement of the Governing Instruments.

ARTICLE 16. CONDEMNATION

Section 16.1 Taking of the Demised Premises. In the event of a taking by any right of eminent domain or similar proceedings, or as a result of a conveyance in lieu thereof (a “Condemnation”) of all of the Demised Premises, or such portion of the Common Area as is necessary to provide access to the Demised Premises, this Lease shall terminate as of the day possession shall be taken by the condemning authority, and Tenant shall pay Rent and perform all of its other obligations under this Lease up to that date with a proportionate refund by Landlord of any Rent that may have been paid in advance for a period subsequent to the date of taking. If less than all of the Demised Premises is taken by a Condemnation, and the remainder of the Demised Premises cannot reasonably be expected to be used by Tenant for the Permitted Use, then either Landlord or Tenant shall have the right to terminate this Lease upon notice in writing to the other party within thirty (30) days after possession is taken by such Condemnation. If this Lease is so terminated, it shall terminate as of the day possession shall be taken by such authority and Tenant shall pay Rent and perform all of its other obligations under this Lease up to that date with a proportionate refund by Landlord of any Rent that may have been paid in advance for a period subsequent to the date of the taking. If this Lease is not so terminated, it shall terminate only with respect to the parts of the Demised Premises so taken as of the day possession is taken by such authority, and Tenant shall pay Rent up to that day with a proportionate refund by Landlord of any Rent that may have been paid for a period subsequent to the date of the taking and, thereafter, the Rent shall be based on the remaining square footage of Demised Premises.

Section 16.2 Office Component Taken. If any part of the Project or Office Component (including any easement, lease or other property right appurtenant to the Project or Office Component) is taken by Condemnation so as to render, in Landlord’s judgment, the Office Component or the remainder thereof unsuitable for commercial uses, Landlord shall have the right to terminate this Lease upon notice in writing to Tenant within thirty (30) days after possession is taken by such Condemnation. If Landlord so terminates this Lease, the Lease shall terminate as of the day possession is taken by the condemning authority, and Tenant shall pay Rent and perform all of its obligations under this Lease up to that date with a proportionate refund by Landlord of any Rent as may have been paid in advance for a period subsequent to such possession.

Section 16.3 Ownership of Award. All damages for any Condemnation of all or any part of the Project or the Office Component or the Demised Premises owned by Landlord, including, but not limited to, all damages as compensation for diminution in value of the leasehold, reversion, and fee shall belong to the Landlord without any deduction therefrom for any present or future estate of Tenant, and Tenant hereby assigns to Landlord all its right, title and interest to any such award. Notwithstanding anything else in this Section 16.3, Tenant may claim and recover from the condemning authority a separate award for Tenant’s moving expenses, business dislocation damages, Tenant’s personal property and fixtures, the unamortized costs of leasehold improvements paid for by Tenant, and any other award that would not materially reduce the award payable to Landlord. Each party shall seek its own award, as limited above, at its own expense, and neither shall have any right to the award made to the other.

ARTICLE 17. MAINTENANCE OF DEMISED PREMISES

Section 17.1 Landlord’s Duty to Maintain. Landlord shall keep and maintain in good repair and working order and perform maintenance upon the: (a) structural elements of the building of which the Demised Premises are a part; (b) mechanical (including HVAC), electrical, plumbing and fire/life safety systems serving the building in general; (c) Common Areas; (d) roof of the building; (e) exterior windows of the building; and (f) elevators serving the building. Notwithstanding the foregoing, Landlord shall not be liable to Tenant on account of Landlord’s failure to make repairs unless Tenant shall have given Landlord written notice of the necessity for such repairs and has afforded Landlord a reasonable opportunity to effect the same after such notice. Landlord shall not have any obligation for repair hereunder to the extent of any damage caused by the negligence or willful act or omission of Tenant, its agents, contractors, employees or invitees (for which repairs Tenant shall be solely responsible) or with respect to any of the items Tenant is required to insure.

Section 17.2 Tenant’s Duty to Maintain. Tenant shall, at its sole cost and expense, perform all maintenance and repairs to the Demised Premises that are not Landlord’s express responsibility under this Lease, and keep the Demised Premises in good condition and repair, reasonable wear and tear excepted. Tenant’s repair and maintenance obligations include, without limitation, repairs to: (a) floor covering; (b) interior partitions; (c) doors; (d) the interior side of demising walls; (e) electronic, phone and data cabling and related equipment that is installed by or for the exclusive benefit of Tenant; (f) supplemental air conditioning units, kitchens, including hot water heaters, plumbing, and similar facilities exclusively serving Tenant; and (g) any alterations permitted hereunder.

Section 17.3 Landlord’s Repair of Demised Premises. Landlord shall be under no obligation to make any repairs, replacements, reconstruction, alterations, renewals or improvements to or upon the Demised Premises or the mechanical equipment exclusively serving the Demised Premises except as expressly provided for herein. In the event that Tenant shall fail to perform its maintenance obligations as set forth herein, Landlord shall have the right, but not the obligation, after first providing written notice to Tenant and affording reasonably opportunity to cure, to enter upon the Demised Premises and perform such maintenance at Tenant’s expense, and Tenant shall promptly reimburse Landlord for such cost, plus an additional fee for Landlord’s administrative expense, as Additional Rent hereunder.

Section 17.4 Landlord’s Right of Entry and Use. Landlord and its authorized representatives may enter the Demised Premises at any time during usual business hours upon at least twenty-four (24) hours’ prior notice (except in the event of emergency, in which event no notice shall be necessary) for the purpose of inspecting the Demised Premises. Tenant further agrees that Landlord may from time to time go upon the Demised Premises and make any repairs to the Demised Premises or to any utilities, systems or equipment located in, above or under the Demised Premises. Landlord may install pipes, ducts, conduits, wires and other mechanical equipment serving other portions, tenants and occupants of the Project, within, under or above the Demised Premises without the same constituting an actual or constructive eviction of Tenant. Landlord may also go into the Demised Premises at all times for the purpose of showing the Demised Premises to prospective purchasers, mortgagees and tenants. No exercise by Landlord of any rights provided in this Article shall entitle Tenant to any damage for any inconvenience, disturbance, loss of business or other damage to Tenant occasioned thereby, nor to any abatement of Rent. In exercising its rights under this Section, Landlord will use commercially reasonable efforts to promptly complete any repairs or installations and to minimize the interference to Tenant’s business.

ARTICLE 18. LIENS

No part of the Project shall be subject to liens for work done or materials used on the Demised Premises made at the request of, or on order of or to discharge an obligation of, Tenant. If any lien or notice of lien on account of an alleged debt of Tenant or any notice of lien by a party engaged by Tenant or Tenant’s contractor to work on the Demised Premises shall be filed against the Project, the Office Component, or the Demised Premises, or any part thereof, Tenant, within thirty (30) days after notice of the filing thereof, will cause the same to be discharged of record. If Tenant shall fail to cause such lien or notice of lien to be discharged within the aforesaid period, then, in addition to any other right or remedy, Landlord may discharge the same either by paying the amounts claimed to be due or by procuring the discharge of such lien by deposit or by bonding procedures. Any amount so paid by Landlord and all costs and expenses, including reasonable attorneys’ fees, actually incurred by Landlord in connection therewith and including interest at the Default Rate, shall constitute Additional Rent and shall be paid by Tenant to Landlord on demand. The obligations of Tenant under this Article shall survive the termination or expiration of this Lease.

ARTICLE 19. SIGNS

Landlord, at its expense, shall provide Tenant with one listing on the Office Component electronic directory. Landlord shall also provide tenant with one building standard suite entry sign. Tenant shall not install or erect any other signs at, on or in the Demised Premises without Landlord’s prior written approval. Landlord may remove any signs or displays that are in violation of this Section.

ARTICLE 20. ASSIGNMENT AND SUBLETTING

Section 20.1 Restrictions on Assignment. Tenant shall have no right to transfer, assign, sublet, enter into license or concession agreements, or mortgage or hypothecate this Lease or the Tenant’s interest in the Demised Premises or any part thereof without Landlord’s prior written consent. Any attempted transfer, assignment, subletting, license or concession agreement or hypothecation shall be void and confer no rights upon any third person. Any assignment of this Lease without the prior written approval of Landlord shall be a violation of this Section. Landlord may deny its consent to assignment without cause or justification and may impose such conditions upon the granting of its consent as it may deem appropriate, including, without limitation, requiring the assignee to agree to new or different terms.

Section 20.2 Change of Ownership. If Tenant or any guarantor is a corporation, limited liability company, partnership, or other business entity, a transfer, assignment or hypothecation of any stock or interest in such corporation, limited liability company, partnership, or other business entity by any stockholder, member, partner, or owner so as to result in a change in the control thereof by the person, persons or entities owning a majority interest therein as of the date of this Lease shall be deemed to be an assignment of this Lease.

Section 20.3 Requirement for Transfer. In the event that Tenant proposes any Transfer of the Demised Premises or the Lease, whether by assignment, subletting or otherwise (each a “Transfer”) Tenant shall notify Landlord in writing by certified mail at least sixty (60) days before the date on which the Transfer is to be effective and include with such notice (a) the name of the entity receiving a Transfer (the “Transferee”); (b) a detailed description of the business of the Transferee; (c) audited financial statements of the Transferee; (d) all written agreements governing the Transfer; (e) any information reasonably requested by Landlord with respect to the Transfer or the Transferee; and (f) a review and administration fee of Three Thousand and No/100 Dollars ($3,000.00). No such consent by Landlord to the proposed Transfer, and no such transfer, assignment or sublease shall relieve Tenant of its obligations under this Lease.

Section 20.4 Permitted Assignment. Notwithstanding anything contained in this Article 20 to the contrary, Tenant may without Landlord’s prior written consent assign this Lease to any corporation or other artificial entity (a “Successor Corporation”) into or with which Tenant is merged or consolidated or to an entity which purchases all, or substantially all, of the assets of Tenant (a “Purchaser”); provided, that (i) Tenant gives Landlord written notice of such assignment or sublease not later than thirty (30) days prior to the effective date of such assignment, (ii) Tenant shall not be released from any liability under this Lease, whether past, present or future, by reason of such assignment or sublease, and (iii) the Successor Corporation or Purchaser, as the case maybe, assumes this Lease by a written assumption agreement delivered to Landlord prior to the effective date of such assignment.

ARTICLE 21. DEFAULT

Section 21.1 Events of Default. The following shall each be deemed to be an “Event of Default” under this Lease:

(a) Any part of the Rent required to be paid by Tenant under this Lease shall not be paid when due and remains unpaid after five (5) days’ written notice from Landlord (provided, however, Landlord shall not be required to provide written notices of monetary defaults more often than one (1) time in any twelve [12] month period, and each additional failure shall be an Event of Default without any notice);

(b) Tenant fails in the observance or performance of any of its other covenants, agreements or conditions provided for in this Lease and such failure shall continue for a period of thirty (30) days after written notice thereof from Landlord to Tenant (unless such failure cannot reasonably be cured within thirty (30) days and Tenant shall have commenced to cure said failure within said thirty (30) days and thereafter diligently and continuously pursues such cure to completion, so long as such cure is completed within a total of sixty (60) days);

(c) Tenant breaches any Governing Instrument beyond any applicable cure period, or causes Landlord to breach any Governing Instrument, provided that Tenant is given written notice of such breach and afforded a cure period which is at least as long as that set forth in the applicable Governing Instrument;

(d) Tenant’s leasehold interest pursuant to this Lease is taken in execution or by other process of law; all or a substantial part of the assets of Tenant or any Guarantor is placed in the hands of a liquidator, receiver or trustee (and such receivership or trusteeship or liquidation continues for a period of thirty (30) days); Tenant or any such Guarantor makes an assignment for the benefit of creditors, admits in writing that it cannot meet its obligations as they become due or is adjudicated as bankrupt; Tenant or any such Guarantor institutes any proceedings under any federal or state insolvency or bankruptcy law; or should any involuntary proceedings be filed against Tenant or any such Guarantor under any such insolvency or bankruptcy law (and such proceeding not be removed within ninety (90) days thereafter). The Demised Premises shall not become an asset in any such insolvency or bankruptcy proceedings.

Section 21.2 Landlord’s Remedies. If any Event of Default occurs, Landlord may treat the occurrence of such Event of Default as a breach of this Lease and, in addition to any and all other rights and remedies of Landlord in this Lease or by law or in equity provided, it shall be, at the option of Landlord, without further notice or demand to Tenant, Guarantor, or any other person, the right of Landlord to:

(a) declare the Term ended and this Lease terminated and to enter the Demised Premises and take possession thereof and remove all persons therefrom and Tenant shall have no further claim thereon or thereunder;

(b) bring suit for the collection of Rent as it accrues pursuant to the terms of this Lease and damages without entering into possession of the Demised Premises or canceling or terminating this Lease, it being understood that in the case of any Event of Default, Additional Rent for each Lease Year of the unexpired Term shall be deemed to be the amount of Additional Rent payable by Tenant during the twelve (12) calendar months immediately preceding the Event of Default;

(c) with or without terminating this Lease, retake possession of the Demised Premises from Tenant by summary proceedings or otherwise; or

(d) terminate this Lease and recover from Tenant all damages which Landlord may incur by reason of Event of Default, including, without limitation, a sum which, at the date of termination represents the present value (discounted at a rate of eight percent [8%] per annum) of the excess, if any, of (x) the sum of the entire amount of Base Rent and Additional Rent, and all other charges and sums which would have been payable hereunder by Tenant for the remainder of the Term, over (y) the aggregate reasonable rental value of the Demised Premises for the same period, all of which present value of such excess sum shall be immediately due and payable. In determining the aggregate reasonable rental value pursuant to item (y) above, all relevant factors shall be considered as of the time of such termination, including, without limitation (aa) the length of time remaining in the Term, (bb) the then-current market conditions in the general area in which the Demised Premises are located, (cc) the likelihood of reletting the Demised Premises for a period of time equal to the Term, (dd) the net effective rental rates (taking into account all concessions) then being obtained for space of similar type and size in the general area in which the Demised Premises are located, (ee) the vacancy levels in comparable quality buildings in the general area in which the Demised Premises are located, (ff) the anticipated duration of the period that the Demised Premises will be unoccupied prior to reletting, (gg) the anticipated cost of reletting, and (hh) the current levels of new construction that will be completed during the remainder of the Term and the degree to which such new construction will likely affect vacancy rates and rental rates in comparable quality buildings in the general area in which the Demised Premises are located. Such payment shall constitute liquidated damages to Landlord, Landlord and Tenant acknowledging and agreeing that it is difficult to determine the actual damages Landlord would suffer by virtue of such Event of Default and that the agreed-upon liquidated damages are not punitive or a penalty and are just, fair and reasonable, all in accordance with O.C.G.A. Section 13-6-7.

Section 21.3 Other Infractions. In the event that Tenant fails to comply with the requirements of Section 11.5 (additional documents), Section 23.3 (subordination evidence) or Article 24 (estoppel certificates) and fails to cure such failure within twenty-four (24) hours after written notice from Landlord, Landlord shall have the right to assess Tenant with fines of up to One Hundred Dollars ($100.00) per occurrence, per day that such failure goes uncured.

ARTICLE 22. LIABILITY OF LANDLORD

Section 22.1 Limitation on Landlord’s Liability. Landlord’s obligations and liabilities to Tenant with respect to this Lease shall be limited solely and exclusively to Landlord’s interest in the Demised Premises and neither Landlord nor any affiliate, nor any of their respective officers, directors, shareholders, partners, members, representatives or agents shall have any personal liability to Tenant or to others with respect to this Lease. Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. Under no circumstances shall Landlord be liable for injury to Tenant’s business or for any loss of income or profit therefrom. Except as specifically provided in this Lease, Landlord shall not be liable for any damage to property, injury to or death of any persons or any other liability of any kind occurring on or about the Demised Premises from any cause whatsoever.

Section 22.2 Transfer of Landlord’s Interest. In the event of the sale or other transfer or conveyance of Landlord’s interest in the Demised Premises (except in connection with financing obtained by Landlord), Landlord shall transfer and assign to such purchaser or transferee Landlord’s corresponding rights and obligations under this Lease. Landlord shall be released from all liability and obligations hereunder arising out of any act, occurrence or omission relating to the Demised Premises or this Lease occurring after the consummation of such sale or transfer. Tenant agrees to attorn to any successor, assign, mortgagee or ground lessor of Landlord. This Article shall survive the expiration or other termination of this Lease. Notwithstanding the foregoing, the submission of the Project or any component thereof to the Governing Instruments shall not, in and of itself, constitute a transfer of Landlord’s interests in the Demised Premises.

ARTICLE 23. SUBORDINATION AND ATTORNMENT

Section 23.1 Subordination of Lease. This Lease is and shall be subject and subordinate to the lien of all mortgages, deeds of trust, security instruments, deeds to secure debt, ground leases, master leases, and easement agreements, covering all or any part of the Project or Office Component, and to all modifications, consolidations, renewals, replacements and extensions thereof, whether now existing or hereafter created.

Section 23.2 Tenant’s Attornment. In the event of any proceedings brought for the enforcement of any deed to secure debt, mortgage, deed of trust or other debt instrument (each a “Mortgage”), Tenant shall, upon demand by the holder of the Mortgage (the “Holder”), attorn to and recognize Holder as landlord under this Lease. In the event of a sale, transfer, or assignment of Landlord’s interest under this Lease or in the Demised Premises, Tenant shall attorn to and recognize such purchaser or assignee as Landlord under this Lease without further act by Landlord or such purchaser or assignee. Tenant’s obligations to attorn to any new landlord as set forth in this paragraph are conditioned upon such new landlord agreeing that, so long as Tenant performs its obligations under this Lease, the new landlord shall not disturb Tenant’s rights hereunder and any instruments requested by the new landlord shall not provide for additional obligations or liabilities on the part of Tenant.

Section 23.3 Instruments to Carry Out Intent. Tenant agrees that, in order to confirm the provisions of this Article, but in no way limiting the self-operative effect of said provisions, Tenant shall execute and deliver whatever instruments may be required for such purposes (including, without limitation, a subordination, nondisturbance and attornment agreement in favor of Holder, in a form reasonably acceptable to Landlord and Tenant (an “SNDA”)) within fifteen (15) days following written request by Landlord. Notwithstanding the above, Tenant shall not be required to subordinate this Lease to a Mortgage hereafter recorded against the Project unless Tenant is furnished with a written SNDA for the benefit of Tenant. The SNDA shall be in the Lender’s standard form (with such commercially reasonable and customary modifications thereto as may be requested in writing by Tenant), and shall provide, among other provisions, that so long as this Lease shall be in full force and effect that in the event it should become necessary to foreclose the Mortgage, the Lender thereunder will not join Tenant in summary or foreclosure proceedings or otherwise disturb Tenant’s possession of the Demised Premises pursuant to this Lease, so long as there does not exist an uncured Event of Default by Tenant.

ARTICLE 24. ESTOPPEL CERTIFICATES

Within twenty (20) days after Tenant opens for business in the Demised Premises, and upon ten (10) days’ notice at such other times as Landlord may request, Tenant agrees to execute and deliver to Landlord, or to such other addressee or addressees as Landlord may designate (and any such addressee may rely thereon), an estoppel certificate in the form attached hereto as Exhibit F confirming and certifying (if true) the facts set forth therein and making such other true representations as may be reasonably requested by Landlord. Landlord and any party so designated by Landlord shall be entitled to rely on such estoppel certificate. If Tenant fails to supply such estoppel certificate within the time required by this Article and fails to object in writing specifying the manner in which the requested estoppel certificate is untrue, it shall be conclusively deemed that the matters set forth in the requested estoppel certificate are true and correct as of the date of the request.

ARTICLE 25. QUIET ENJOYMENT

Upon payment by Tenant of the Rent herein provided for and upon the observance and performance of all of the agreements, covenants, terms and conditions on Tenant’s part to be observed and performed, Tenant shall peaceably and quietly hold and enjoy the Demised Premises for the Term without hindrance or interruption by Landlord or any other person or persons lawfully or equitably claiming by, through or under Landlord, subject to the terms and conditions of this Lease.

ARTICLE 26. SURRENDER AND HOLDING OVER

Section 26.1 Surrender. Tenant shall deliver up and surrender to Landlord possession of the Demised Premises upon the expiration or earlier termination of the Term, broom clean, free of debris, in good order, condition and state of repair and shall deliver the keys at the office of Landlord or to any other address as Landlord may designate. Tenant shall properly disconnect and tag all low voltage data cabling in the Demised Premises. Tenant, at its expense, shall repair any damage occasioned to the Demised Premises or any portion of the Project by reason of installation or removal of any trade fixtures and other personal property. If Tenant fails to remove such items from the Demised Premises within three (3) Business Days after such expiration or termination, then in any such event all such trade fixtures and other personal property shall thereupon become the property of Landlord without further act by either party hereto, unless Landlord elects to require their removal, in which case Tenant agrees to promptly remove same and restore the Demised Premises to its prior condition at Tenant’s expense. All leasehold improvements to the Demised Premises by Tenant, including, but not limited to, the items furnished pursuant to Landlord’s Work and Tenant’s Work, but excluding trade fixtures, shall become the property of Landlord upon expiration or earlier termination of this Lease; provided, however, that at the time Landlord approves any alterations to the Demised Premises, Landlord may designate by written notice to Tenant those alterations, changes and additions which shall be removed by Tenant at the expiration or termination of this Lease, in which event Tenant shall, at its expense, promptly remove the same and repair any damage to the Demised Premises caused by such removal, which obligation shall survive the expiration or other termination of this Lease. The obligations of Tenant under this Section shall survive the expiration or other termination of this Lease.

Section 26.2 Holding Over. If not sooner terminated as herein provided, this Lease shall terminate at the end of the Term without the necessity of notice from either Landlord or Tenant to terminate the same. If Tenant or any party claiming under Tenant remains in possession of the Demised Premises, or any part thereof, after the expiration or earlier termination of this Lease, no tenancy or interest in the Demised Premises shall result therefrom, but such holding over shall be a tenancy at sufferance and all such parties shall be subject to immediate eviction and removal and Tenant shall upon demand pay to Landlord a sum equal to all Additional Rent provided for in this Lease during any period which Tenant shall hold over the Demised Premises, plus an amount computed at the rate of one hundred twenty-five percent (125%) of the Base Rent for the last month of the Term, for the first month of such holdover, and one hundred fifty percent (150%) of the Base Rent for the last month of the Term for any additional holdover. The acceptance of any such amounts by Landlord shall not estop Landlord from pursuing or constitute a waiver by Landlord of its rights against Tenant as a tenant at sufferance.

ARTICLE 27. SECURITY DEPOSIT AND LETTER OF CREDIT

Section 27.1 Security Deposit. As security for the faithful performance by Tenant of all of the terms and conditions of this Lease on the Tenant’s part to be performed, Tenant has deposited with Landlord a security deposit in the amount set forth in Section 1.1 (the “Security Deposit”). Landlord shall have the right after Tenant’s failure to pay as required by the terms hereof to apply any part of the Security Deposit to the payment of monies due to Landlord hereunder by Tenant, but such application shall not remedy any Event of Default. In the event Landlord applies the Security Deposit or any part thereof to satisfy any of Tenant’s obligations under this Lease or to pay a late fee as set forth above in this Article, Tenant shall deposit with Landlord within three (3) Business Days in immediately available funds the amount so applied by Landlord so that at all times during the Term, the Security Deposit will total the amount set forth in Section 1.1. Upon the expiration of the Term and if Tenant has fully and faithfully carried out all of the terms, covenants and conditions on its part to be performed, Landlord shall promptly return the balance of the Security Deposit to Tenant without interest. In the event of a sale of the Demised Premises, Landlord shall have the right to transfer the Security Deposit to the transferee and Landlord shall thereupon be released from all liability for the return of the Security Deposit and Tenant shall look solely to the new landlord for the return of the Security Deposit. This provision shall apply to every transfer or assignment made of the Security Deposit to a new landlord. The Security Deposit shall not be mortgaged, assigned or encumbered by Tenant without the written consent of Landlord.

Section 27.2 Letter of Credit.

(a) On or before April 1, 2014, Tenant shall deliver to Landlord, as additional security for the obligations of Tenant under this Lease, an irrevocable and transferable letter of credit issued by a bank acceptable to Landlord, in Landlord’s sole discretion (“Issuer”), in favor of Landlord, in the initial amount of Two Million Five Hundred Thousand Dollars ($2,500,000.00) (the “Letter of Credit”). The Letter of Credit shall be in a form acceptable to Landlord in its sole discretion. Tenant shall maintain the Letter of Credit in favor of Landlord throughout the Term of the Lease.

(b) In the event that Tenant shall fail to deliver the Letter of Credit to Landlord by the date set forth above, such failure shall be an Event of Default hereunder (subject to the notice and cure periods set forth in Section 21.1(a) hereof, and Landlord shall be entitled to terminate this Lease by written notice to Tenant, and retain the Security Deposit paid by Tenant as partial compensation for such failure, in addition to any other remedies available to Landlord.

(c) The term of the original Letter of Credit required hereunder shall commence as of the date of delivery thereof to Landlord and shall expire no earlier than one (1) year thereafter. The expiration date of the Letter of Credit shall be clearly stated on its face by month, day and year. The Letter of Credit shall be payable in immediately available funds in U.S. Dollars upon presentation by Landlord to Issuer of the original of the Letter of Credit when accompanied by a certificate from Landlord confirming that Landlord is entitled to payment pursuant to the terms of this Lease.

(d) The Letter of Credit shall be irrevocable for the term thereof and shall provide that it will be automatically renewed for successive periods of one (1) year each without any other action by Landlord or the Issuer. The Issuer shall have the right not to renew such Letter of Credit by giving written notice to Landlord not less than ninety (90) days prior to the expiration thereof. The privilege of the Issuer not to renew such Letter of Credit shall not relieve Tenant of the obligation to maintain the Letter of Credit with Landlord. If the Issuer notifies Landlord that the Letter of Credit will not be automatically renewed at the end of the then current term thereof, Tenant, at least thirty (30) days prior to the expiration of the Letter of Credit, shall deliver to

Landlord a new Letter of Credit or an endorsement to the existing Letter of Credit, and any other evidence reasonably required by Landlord evidencing that the Letter of Credit has been renewed or replaced for a period of at least one (1) year. If the Issuer gives notice that the Letter of Credit will not automatically renew, and Tenant shall fail to renew or replace the Letter of Credit with a replacement Letter of Credit on or before the deadline for such delivery, Landlord may present the Letter of Credit for payment and retain the proceeds thereof as an addition to the Security Deposit, in lieu of the Letter of Credit.

(e) If Tenant fails to pay Rent or Additional Rent beyond any applicable notice and cure periods or otherwise commits an Event of Default under this Lease, Landlord may draw upon the Letter of Credit for the payment of any amount due Landlord or to reimburse or compensate Landlord for any liability, cost, expense, loss or damage (including attorney’s fees) which Landlord may suffer or incur by reason thereof. Landlord may draw upon the Letter of Credit on one or more occasions, and may make demand for less than the full amount of the Letter of Credit. Thereafter, Landlord shall be entitled to use, apply and retain the proceeds of such draw or draws on a Letter of Credit for the payment of any one or more of the following: (1) any Rent, Additional Rent or other sums of money that Tenant may not have paid when due; and (2) reimbursement to Landlord of any sum which Landlord may expend or be required to expend by reason of such default, including, without limitation, any damage or deficiency incurred by Landlord as a result of the reletting of the Demised Premises.

(f) Upon any drawing by Landlord of any amount under the Letter of Credit, Tenant shall promptly cause the Letter of Credit to be issued or reinstated for the full amount required hereunder. The failure of the Issuer to reissue or reinstate the stated amount of the Letter of Credit within ten (10) business days after such drawing shall constitute an Event of Default by Tenant under this Lease, without the necessity of any notice from Landlord and without any grace period or cure rights.

(g) In the event that Landlord shall sell or transfer the Demised Premises to a third party, Landlord shall be entitled to assign the Letter of Credit and rights thereto to the purchaser. At the request of Landlord, Tenant shall cause the Issuer to reissue the Letter of Credit in the name of the purchaser.

(h) On the first (1st), second (2nd), third (3rd) and fourth (4th) anniversary of the Rent Commencement Date, Tenant may reduce the amount of the Letter of Credit by Five Hundred Thousand Dollars ($500,000.00) each time, so that as of the 4th anniversary, the amount of the Letter of Credit shall be $500,000.00. On such 4th anniversary, Tenant shall have the right to deliver to Landlord the cash sum of $500,000.00 to be held as an addition to the Security Deposit, in lieu of continuing to maintain the Letter of Credit.

ARTICLE 28. GUARANTY

Intentionally deleted.

ARTICLE 29. RELOCATION

Intentionally deleted.

ARTICLE 30. ADDITIONAL LEASE PROVISIONS

Tenant understands and agrees that it shall be bound by the additional lease provisions attached hereto as Exhibit H and incorporated into this Lease.

ARTICLE 31. MISCELLANEOUS

Section 31.1 Relationship of Parties. Nothing herein contained shall be construed as creating any relationship between the parties other than the relationship of Landlord and Tenant, nor cause either party to be responsible in any way for the acts, debts or obligations of the other.

Section 31.2 Notices. Any notice, demand, request, approval, consent or other instrument which may be or is required to be given under this Lease shall be in writing and shall be sent to the party to be notified by United States certified mail, return receipt requested, postage prepaid, or by a nationally recognized overnight delivery service addressed to the party to be notified at the address of such party set forth in Section 1.1, or to such other address as such party may from time to time designate by at least thirty (30) days prior written notice to the other given in accordance with the terms of this Section. Any such notice shall be deemed given on the date on which such notice is deposited in the United States Mail or with the overnight delivery service, but the timeframe in which a response must be given shall commence on the date on which the notice is delivered (or delivery is first attempted in the event of a change of address of which the other party was not informed in accordance with this Section or if delivery is rejected).

Section 31.3 Brokers Commission. Landlord and Tenant each warrants and represents to the other that it has dealt with no broker in connection with this Lease other than Landlord’s Broker and Tenant’s Broker, if any, named in Section 1.1. Landlord and Tenant each hereby indemnifies and holds harmless the other from and against any and all liabilities, damages, costs, expenses and/or fees (including but not limited to reasonable legal and other professional fees), resulting from, relating to or arising out of its warranty and representation set forth in the first sentence of this Section. This indemnity and hold harmless shall survive the expiration or earlier termination of this Lease.

Section 31.4 Unavoidable Delays. If either party shall be delayed or hindered in or prevented from the performance of any act required hereunder by any reason, including, without limitation, strikes, lockouts, inability to procure materials, riots, insurrection, war, or other beyond the reasonable control of the party delayed in performing work or doing acts required under the terms of this Lease, then performance of such act shall be excused for the period of the delay and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay. The provisions of this Section shall not operate to excuse Tenant from prompt payment of Rent or any other payments required by the terms of this Lease and shall not extend the Term.

Section 31.5 Waiver. The waiver by either party of any term, covenant, agreement or condition herein shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant, agreement or condition. The acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any prior default by Tenant, other than the failure of Tenant to pay the particular Rent so accepted.

Section 31.6 Accord and Satisfaction. No payment by Tenant or receipt by Landlord of a lesser amount than the Rent herein stipulated shall be deemed to be other than on account of the earliest stipulated Rent, nor shall any endorsement or statement on any check or any letter accompanying any such check or payment as Rent be deemed an accord and satisfaction and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy provided for in this Lease or available at law or in equity.

Section 31.7 Joint and Several Liability. If two or more individuals, corporations, partnerships, limited liability companies, or other business associations (or any combination of two or more thereof) shall sign this Lease as Tenant, the liability of each of them shall be joint and several. In like manner, if the Tenant named in this Lease shall be a partnership, limited liability company, or other business entity, the members of which are, by virtue of statute or general law, subject to personal liability, the liability of each such member shall be joint and several.

Section 31.8 Severability. If any provision in this Lease or the application thereof shall to any extent be held to be invalid, illegal or otherwise unenforceable by a court of competent jurisdiction, the remainder of this Lease, and the application of such provision other than as invalid, illegal, or unenforceable, shall not be affected thereby; and such provisions in this Lease shall be valid and enforceable to the fullest extent permitted by law.

Section 31.9 Time of the Essence. Time is of the essence of each and every obligation under this Lease.

Section 31.10 Confidential Terms. Tenant hereby agrees not to disclose the terms of this Lease to anyone other than Tenant’s attorneys, accountants, officers, directors, shareholders, investors and lenders. This restriction on disclosure shall survive the termination or expiration of this Lease.

Section 31.11 Other Tenants. Landlord reserves the absolute right to grant such other estates or tenancies in the Project as Landlord shall determine in the exercise of its sole business judgment. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or occupant or number of tenants or occupants shall occupy any space in the Project.

Section 31.12 Attorneys Fees. In the event that either party engages an attorney to enforce the obligations of the other party hereunder, the non-prevailing party shall be responsible for paying the amount of any reasonable attorneys fees and costs actually incurred by the prevailing party.

Section 31.13 Usufruct. This Lease shall create the relationship of landlord and tenant between the parties, and no estate shall pass from Landlord. Tenant shall have a usufruct, not subject to levy or sale.

Section 31.14 Project Condition Disclosure. (a) Tenant acknowledges that Tenant has been informed that the Demised Premises and the Project are part of a mixed-use redevelopment. The real property upon which the Project is located was originally developed, owned and operated by Sears Roebuck & Co. and later owned and operated by the City of

Atlanta. Prior to redevelopment, the Project was used for a variety of purposes, including as a retail store, as a warehouse, and as a garage where vehicles were fueled and serviced. In the course of these activities, Hazardous Substances, including petroleum products, were released into the soil and groundwater of the Project. In addition, there have been releases of Hazardous Substances, including solvents, into the groundwater at properties in close proximity to the Project, which have migrated onto the Project property. As was typical for the time in which this property was previously developed, Hazardous Substances were used in the Project and in its building materials, including asbestos containing materials (“ACM”), sand containing contamination (‘‘Contaminated Sand”) and lead-based paint and lead-based shellac (“Lead Coatings”). Prior to the redevelopment of the Project, Landlord engaged a consultant to assess the environmental conditions of the Project. Using these assessment data, Landlord submitted a Brownfield Corrective Action Plan (“CAP”) to the State of Georgia’s environmental agency, the Department of Natural Resources, Environmental Protection Division (“EPD”). The CAP calls for the Landlord to perform soil remediation and to evaluate the potential risk of vapor intrusion. Vapor intrusion occurs when Hazardous Substances present in soil or groundwater migrate vertically into the indoor air of the buildings above contaminated areas. Prior to the Tenant’s occupancy, Landlord will evaluate the vapor intrusion risk for the Demised Premises, and, if necessary, take appropriate measures consistent with the Permitted Use of the Demised Premises. EPD has reviewed the CAP and determined that, if the CAP is implemented, the Project will be suitable for commercial and residential use. Landlord is currently conducting the corrective action specified in the CAP. At such time as Landlord has achieved the cleanup standards set forth in the CAP, there will remain residual contamination in the soil and groundwater under the Project, but at levels that EPD has concluded are acceptable for commercial and residential use. The ACM, Contaminated Sand, and Lead Coatings will be remediated or encapsulated by Landlord to make the Project suitable for commercial and residential use in accordance with that certain Operation and Maintenance Plan for ACM, that certain Operation and Maintenance Plan for Sand, and that certain Operation and Maintenance Plan for Coatings being prepared for Landlord (collectively, the “OM Plans”), copies of which shall be delivered to Tenant upon their respective completion. Landlord shall promptly deliver to Tenant copies of any written confirmation from any applicable governing authority of Landlord’s compliance or failure to comply with the OM Plans.

(b) Tenant covenants and agrees that during the Term: (a) Tenant shall comply with the OM Plans; (b) Tenant shall immediately notify Landlord in the event that Tenant discovers that any ACM, Contaminated Sand or Lead Coatings has been disturbed in any way, or any other portion of the Project is not in compliance with the OM Plans; and (c) Tenant shall indemnify, defend and hold Landlord harmless for any cost incurred by Landlord as a result of Tenant’s failure to comply with the OM Plans.

(c) Landlord covenants and agrees that during the Term: (a) Landlord shall comply with the components of the CAP and OM Plans which pertain to Landlord; and (b) Landlord shall indemnify, defend and hold Tenant harmless for any cost incurred by Tenant as a result of Landlord’s failure to comply with any component of the CAP and OM Plans which pertains to Landlord.

Section 31.15 Miscellaneous General Provisions. This Lease, including the Exhibits and any addenda, sets forth all the covenants, promises, agreements, conditions and understandings between Landlord and Tenant concerning the Demised Premises. For purposes of this Lease, “Business Days” shall refer to Monday through Friday of each week, exclusive of recognized Federal holidays. This Lease shall inure to the benefit of and be binding upon Landlord, its successors and assigns and Tenant and its permitted successors and assigns. The laws of the State of Georgia shall govern the validity, performance, enforcement and interpretation of this Lease. Tenant agrees that it will not record this Lease. This Lease may be executed in more than one counterpart, and each such counterpart shall be deemed to be an original document. The captions appearing in this Lease are inserted only as a matter of convenience and in no way amplify, define, limit, construe or describe the scope or intent of such sections of the Lease. This Lease is the product of negotiations between the Landlord and Tenant and shall not be construed for or against either party.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Lease under seal as of the Effective Date.

LANDLORD:

JAMESTOWN Ponce City Market, L.P., a Delaware limited partnership

By:	JAMESTOWN Ponce City Market GP, LLC, a Georgia limited liability company, its general partner

By:	/s/ Matt M. Bronfman

Name:	Matt M. Bronfman

Title:	President

TENANT:

CARDLYTICS, INC., a Delaware corporation

By:	/s/ Scott Grimes

Name:	Scott Grimes

Title:	CEO

EXHIBIT A

PONCE CITY MARKET

“A”

EXHIBIT B

DEMISED PREMISES

“B”

EXHIBIT C

LANDLORD’S WORK

Landlord shall perform the following work within the Office Component or the Demised Premises at Landlord’s expense. All of the Landlord’s work will be completed in a good and workmanlike manner and diligently prosecuted to completion and free from liens, in accordance with the approved plans and specifications and applicable laws. All other work in the Demised Premises shall be performed at Tenant’s expense, subject to Landlord’s payment of the Tenant Allowance. The completion of Items 1 through 5 below shall constitute the “Pre-Delivery Condition.”

1. The interior walls surrounding the mechanical rooms shall be constructed, taped and sanded.

2. The walls surrounding the rest rooms which will serve the 6th floor shall be constructed.

3. Landlord shall be providing at least temporary power to the Demised Premises to facilitate construction of the Tenant’s Work.

4. The mechanical duct loops serving the Demised Premises shall be in place and operational.

5. Life safety equipment and wet sprinkler system shall be installed throughout the Demised Premises per NFPA-13, with sprinkler system installed in standard configuration, heads turned up. Provided Tenant has supplied to Landlord Tenant’s proposed configuration for the sprinklers prior to the final installation thereof in the Demised Premises, the sprinkler heads shall be installed according to Tenant’s design at no additional cost.

6. Electrical power shall be distributed to the Demised Premises via main switchboards with ground fault protection.

7. Electrical distribution for each floor of the Demised Premises shall be in accordance with the following:

(a) Three (3) 400A 2-section panel (HM*) with 30 poles each (90-poles total) at 480V/277, for HVAC.

(b) Two (2) 100A 42-pole lighting panel (H*_) with 42 poles at 480V/277 for lighting. Access to these panels will be available.

(c) Four (4) energy efficient transformers of varying sizes, totaling 375 kVA, feeding 208V/120 panels.

“C”

(d) Five (5) 225 amp, 2-section panels (L*A, L*B, L*C, L*D, L*D) with 42- poles each (84-poles total) at 208/120V. Minimum three hundred (300) 20A/1-pole spare circuit breakers provided.

(e) Sufficient lighting circuits will be available for emergency egress lighting use only.

8. An empty conduit system typical for a Class A facility shall be provided for telephone/data service from main electrical/telephone room and run vertically to electrical/telephone rooms at the 6th floor.

9. HVAC:

(a) The basic Office Component block load shall include heat gain and losses per design conditions and include lighting for the Demised Premises at up to 0.9 watts per usable square foot. Occupancy load shall be not less than seven (7) persons per usable 1,000 square feet. The outside air shall be introduced at a rate of 17 CFM per person (ASHRAE 62.1-2010). The process equipment load shall be 2.0 watts per usable square feet to handle the total appliance and receptacle load exclusive of lighting and building operation.

(b) The HVAC equipment shall maintain the following indoor conditions maintained to plus or minus 2 degrees F, based upon the local conditions specified in the 2009 Edition of ASHRAE HANDBOOK OF FUNDAMENTALS:

(1) Summer indoor shall be 74 degrees F.D.B. and 50% maximum relative humidity. The cooling tower, self-contained units, piping and equipment shall be designed and sized accordingly.

(2) Summer outdoor shall be the ASHRAE 2% coincident weather data.

(3) Winter indoor shall be 70 degrees F.D.B. The equipment shall be designed and sized accordingly.

(4) Winter outdoor shall be the ASHRAE 99% weather data.

(c) The 6th floor shall be provided with a Trane water-cooled self-contained unit or equal, with a medium pressure duct loop. Unit sizes are as follows:

Westside     Nominal 90-tons

Eastside     Nominal 90-tons

(d) Two (2) energy recovery units will provide outside air to the 6th floor. Each floor’s outside air will be monitored by the Energy Management System for the Office Component to ensure that proper ventilation is provided to the Demised Premises.

“C”

(e) All HVAC equipment (terminal units, pumps, self-contained units, etc.) will be controlled by a web-based DDC control system; Trane Summit or equal.

10. Glass panes for the exterior windows of the Demised Premises shall have been replaced and resealed on all exterior window frames to reduce outside air leakage.

11. Mecco fabric shade Window treatments, uniform across all upper floors of the Office Component, the color scheme thereof as selected by Landlord, shall have been installed by Landlord.

12. At least two (2) traction passenger elevators for the Office Component shall be operating.

13. The main building lobby of the Office Component shall be substantially complete and open for use by tenants of the Office Component and their guests and invitees.

If the Landlord’s Work as described herein is not substantially completed on or before October 1, 2014 (the “Outside Completion Date”), Tenant shall be entitled to a one (1) day abatement of all Base Rent and other charges due from Tenant under this Lease for each day after the Outside Completion Date until the Delivery Date which abatement will result in an extension of the period between the Lease Commencement Date and the Rent Commencement Date. The Outside Completion Date shall be extended day for day for any unavoidable delay as set forth in Section 31.4. In addition to such rent abatement, in such event, Landlord shall be responsible to Tenant for the reasonable, actual cost incurred by Tenant to directly resulting from the Landlord’s failure to deliver the Demised Premises by the Outside Completion Date, to hold over in its then existing space or secure temporary space, provided that the maximum liability to Landlord in such event shall not exceed One Million Five Hundred Thousand Dollars ($1,500,000.00).

“C”

EXHIBIT D

TENANT’S WORK

1. Definitions. In this Exhibit D, the following terms shall have the following meaning:

(a) Tenant’s Representative: To be designated by Tenant in writing to Landlord.

(b) Landlord’s Representative: Jim Irwin.

(c) Space Plan: A drawing of the Demised Premises clearly showing the layout and relationship of all departments and offices, depicting partitions, corridors, door locations, break rooms, copy rooms and delineation of furniture.

(d) Estimated Construction Costs: A preliminary estimate of the Costs of the Tenant’s Work that are depicted on the Space Plan, including all architectural, engineering, contractor, and any other costs as can be determined from the Space Plan.

(e) Working Drawings: Construction documents detailing the Tenant’s Work, including, without limitation, the mechanical, electrical and plumbing work, and conforming to codes, complete in form and content. The Working Drawings shall include a review by Landlord’s architect and/or engineers, at no cost to Tenant, of the construction documents prepared by Tenant’s architect.

(f) Construction Schedule: A schedule depicting the relative time frames for various activities related to the construction of the Tenant’s Work in the Demised Premises.

(g) Final Cost Proposal: A final estimate of Costs of the Tenant’s Work that are depicted on the Work Drawings, including all architectural, engineering, contractor, and any other costs, and clearly indicating the dollar amount, if any, that is to be paid by Tenant.

(h) General Contractor. The general contractor for the performance of the Tenant’s Work.

(i) Maximum Approved Cost: The sum of the Tenant Allowance and any additional amount that Tenant has agreed to pay for the Tenant’s Work to the Demised Premises.

(j) Tenant’s Work: The work to be performed at the Demised Premises, which is inclusive of the following:

(1) The development of Space Plans and Working Drawings, including supporting engineering studies.

“D”

(2) All construction work necessary to complete the work described in the Space Plans and Working Drawings, which shall include, without limitation, reflected ceiling plan, walls, and floor surfaces, as well as complete HVAC, lighting, electrical, and life-safety systems.

The Tenant’s Work will not include personal property items, such as decorator items or services, art work, plants, furniture, or furniture systems, and equipment not permanently affixed to the Demised Premises.

(k) Cost of the Tenant’s Work: The Cost of the Tenant’s Work includes, but is not limited to, the following: (1) all space planning, design, architectural and engineering fees and expenses, including, but not limited to, the Space Plan, the Final Space Plan, the Working Drawings; (2) the cost and expense of constructing and installing the Tenant’s Work; (3) all contractor and construction manager costs and fees; (4) Landlord’s construction management fee, which shall equal one and one-half percent (1.5%) of the Cost of the Tenant’s Work excluding such management fee and other softs costs; and (5) all permits and taxes.

(1) Change Order: Any change, modification, or addition to the Working Drawings after Tenant has approved the same.

(m) Building Standard: Component elements utilized in the design and construction of the Tenant’s Work that have been pre-selected by the Landlord to ensure uniformity of quality, function, and appearance throughout the Building. These elements include, but are not limited to, ceiling systems, doors, hardware, walls, floor coverings, finishes, window coverings, light fixtures, and HVAC components.

2. Representatives. Landlord appoints Landlord’s Representative to act for Landlord in all matters associated with this Exhibit D. Tenant appoints Tenant’s Representative to act for Tenant in all matters associated with this Exhibit D. All inquiries, requests, instructions, authorizations, approvals, consents, and other communications with respect to the matters covered by this Exhibit D will be made by or to Landlord’s Representative or Tenant’s Representative, as the case may be. Except for Landlord’s Representative, Tenant will not make any inquiries of or requests to, and will not give any instructions, or authorizations to, any contractor, employee or agent of Landlord, including, without limitation, Landlord’s architect, engineers, and contractors or any of their agents or employees, with regard to matters associated with this Exhibit D. Either party may change its Representative under this Exhibit D at any time by providing three (3) days’ prior written notice to the other party.

3. Project Design and Construction. The design and construction of all Tenant’s Work will be performed by architects, designers and a General Contractor approved in writing by Landlord, which approval shall not be unreasonably withheld.

4. Cost Responsibilities.

(a) Landlord: Landlord will pay up to the amount of the Tenant Allowance for the Cost of the Tenant’s Work.

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(b) Tenant: To the extent that the Cost of the Tenant’s Work exceeds the Tenant Allowance, Tenant will pay any such excess.

(c) Excess Tenant Allowance. To the extent that the Tenant Allowance exceeds the cost of the Tenant’s Work, Tenant will have the option to apply the unused portion of the Tenant Allowance (up to an amount not to exceed Five Dollars [$5.00] per square foot of the Demised Premises) to Base Rent and other charges coming due under this Lease.

5. Landlord’s Approval. Landlord may withhold its approval of any Space Plan, Working Drawings, or Change Order that:

(a) Exceeds or adversely affects the structural integrity of the Project, or any component or the functionality of the heating, ventilating, air conditioning, plumbing, mechanical, electrical, communication, or other systems of the Office Component;

(b) Violates any agreement which affects the Project or binds the Landlord with respect to the Project;

(c) Conflicts with Landlord’s ability to qualify for, obtain, maintain or preserve the Historic Tax Credits;

(d) Will materially increase the cost of operation or maintenance of any of the systems of the Project;

(e) Will reduce the market value of the Demised Premises or the Project at the end of the Term;

(f) Does not conform to applicable building code or is not approved by any governmental, quasi-governmental or utility authority with jurisdiction over the Demised Premises;

(g) Conflicts with or adversely impacts any of the OM Plans;

(h) Does not reflect a ten percent (10%) efficiency improvement in tenant fit-up lighting efficiency over minimum code; or

(i) Does not conform to the Building Standard as reasonably determined by Landlord.

6. Schedule of Improvement Activities.

(a) No later than January 15, 2014, Tenant will cause to be prepared a Space Plan and forward it to Landlord for review and approval. Landlord will give Tenant written notice whether or not it approves the proposed Space Plan within five (5) days after its receipt of such Space Plan. If Landlord objects in writing to the proposed Space Plan, such notice must set

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forth in reasonable detail how the proposed Space Plan must be changed in order to overcome Landlord’s objections. Tenant will cause a revised Space Plan to be delivered to Landlord and it will be treated as though it was the first proposed Space Plan prepared pursuant to this paragraph.

(b) After Landlord’s approval of the Space Plan (the “Final Space Plan”), Tenant will promptly cause to be prepared, a preliminary estimate of the Cost of the Tenant’s Work as set forth in the Final Space Plan (the “Estimated Construction Cost”). If the Estimated Construction Cost is less than the Tenant Allowance, the Estimated Construction Cost will be deemed approved without a required response from Landlord. If the Estimated Construction Cost is more than the Tenant Allowance, Tenant shall establish the Maximum Approved Cost by either:

(1) Agreeing in writing to pay the amount by which the Estimated Construction Cost exceeds the Tenant Allowance; or

(2) Agreeing to have the Final Space Plan revised in an effort to cause the Estimated Construction Cost to be either: (A) not more than the Tenant Allowance; or (B) not more than the amount equal to the Tenant Allowance plus the amount Tenant agrees to pay pursuant to clause (1) immediately above.

Tenant shall respond by notice pursuant to either clause (1) or (2) immediately above within five (5) days of the determination of the Estimated Construction Cost. Failure to respond within such five (5) day period shall be conclusively deemed to constitute Tenant’s agreement pursuant to clause (1) immediately above.

(c) Upon establishment of the Maximum Approved Cost, Tenant will cause to be prepared and delivered to Landlord the Working Drawings, the Construction Schedule, and the Final Cost Proposal for the Tenant’s Work in accordance with the Final Space Plan. If the Final Cost Proposal is more than the Maximum Approved Cost, Tenant will either (1) agree in writing to pay the amount by which the Final Cost Proposal exceeds the Maximum Approved Cost or (2) revise the Working Drawings in order to assure that the Final Cost Proposal is no more than the Maximum Approved Cost, such election to be made within five (5) days of determination of the Final Cost Proposal.

(d) Following approval of the Working Drawings and the Final Cost Proposal, Tenant will cause application to be made to the appropriate governmental authorities for necessary approvals and building permits. Upon receipt of the necessary approvals and permits, Tenant shall enter into a construction contract with the General Contractor, which contract shall be subject to the approval of Landlord, which approval shall not be unreasonably withheld.

7. Landlord’s Role. The parties acknowledge that Landlord is not an architect, contractor or engineer and that the Tenant’s Work will be designed and performed by independent architects, engineers and contractors. Landlord shall have no responsibility for the design of, or for construction means, methods or techniques or safety precautions in connection with the Tenant’s Work. Landlord’s approval of Tenant’s Space Plan and Working Drawings for

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the Tenant’s Work, or other submissions, materials, drawings, plans or specifications pertaining thereto will create no responsibility or liability on the part of Landlord for the completeness, design sufficiency, or compliance with any or all laws, rules and regulations or governmental agencies or authorities with respect thereto or with respect to the Tenant’s Work constructed in conformity with them. Tenant, in reviewing the Working Drawings and Tenant’s Work, shall have the right, opportunity and obligation to check for any errors, omissions or defects.

8. Payment by Tenant. The amount payable by Tenant pursuant to Paragraph 4(b) hereof shall be due and payable by Tenant to Landlord 50% prior to commencement of construction of the Tenant’s Work and 50% upon issuance of the final certificate of occupancy.

9. Change Orders. Tenant may request changes to the Tenant’s Work during construction only by written instructions to Landlord’s Representative on a form approved by Landlord. All such changes will be subject to Landlord’s prior written approval in accordance with Paragraph 5 hereof. Prior to commencing any change, Tenant will prepare and deliver to Landlord, for Landlord’s approval, a Change Order setting forth the revised total Maximum Approved Cost as a result of such change, which will include associated architectural, engineering, General Contractor’s costs and fees, Construction Schedule changes, and the cost of Landlord’s construction management fee, consistent with Paragraph 1 hereof. If Landlord approves such Change Order Tenant shall proceed to have Tenant’s Work made in accordance with the Change Order.

10. Funding of Tenant Allowance. (a) Landlord shall fund the Tenant Allowance, at Landlord’s option, either to Tenant or directly to the General Contractor, in accordance with the provisions of this Paragraph. No more than monthly, Tenant shall submit the draw requests to Landlord from the General Contractor, setting forth the amount requested and confirming the portion of the Tenant’s Work completed through such date, for Landlord’s review and approval. Landlord shall make all approved payments within fifteen (15) days after receipt of such draw request. Landlord shall fund the Tenant Allowance in pro rata payments, based on the percentage of the Tenant’s Work that has been completed (but not in excess of the sums actually being disbursed to the General Contractor); provided, however, that the final ten percent (10%) of the Tenant Allowance will not be disbursed until Substantial Completion of the Tenant’s Work and Landlord’s receipt of final lien waivers. A condition precedent to Landlord’s obligation to disburse any portion of the Tenant Allowance shall be the receipt by Landlord of (s) invoices for portions of the Tenant’s Work or other eligible costs for which payment has been requisitioned, (b) partial lien waivers for such work from all persons or entities that could file mechanics’ or materialmen’s liens against the Project with respect to all work performed or services or materials provided through the date of each such invoice (subject only to receipt of the requisitioned amount), and (c) evidence that all labor or materials included within the Tenant’s Work for which a requisition is being submitted has been incorporated into the Demised Premises in accordance with this Exhibit D. Any portion of the Tenant Allowance that remains unreserved and unapplied as of the Commencement Date shall belong to Landlord. Tenant shall include in all contracts for the Tenant’s Work a provision that states that such contract is terminable by Landlord at its convenience and without cause, subject to payment only for work performed to the date of termination and reasonable termination costs, specifically excluding therefrom lost profits or other damages for early termination.

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(b) In addition to the Tenant Allowance, Landlord shall reimburse Tenant up to twelve cents ($0.12) per usable square foot of the Demised Premises for the cost of “test fit” space planning analysis to be prepared by Tenant’s space planner. Landlord shall pay such amount to Tenant upon completion of such test fit and receipt of an invoice therefor from Tenant.

11. Substantial Completion. Tenant shall diligently pursue the construction of the Tenant’s Work to completion thereof. The date upon which the Tenant’s Work has been substantially completed in accordance with the Working Drawings, as evidenced by (a) a certificate of substantial completion from Tenant’s architect, and (b) the issuance of a temporary or final certificate of occupancy by applicable governing authorities which allows for Tenant’s occupancy of the Demised Premises for the Permitted Use, shall be deemed the date the Tenant’s Work is “Substantially Complete.”

12. Tenant Default. Tenant shall cause Landlord to be a third party beneficiary of all design, architectural, and construction contracts with respect to the Tenant’s Work. In the event that Tenant shall fail to commence or diligently pursue the construction of the Tenant’s Work, and such failure shall continue for thirty (30) days after written notice from Landlord, Landlord shall have the right to assume Tenant’s role in the construction of the Tenant’s Work, at Tenant’s cost and expense, subject to the payment of the Tenant Allowance.

11. Work Performed by Landlord. Landlord, its architects, engineers, contractors, suppliers, employees, agents and other such parties (collectively, “Landlord’s Contractors”) shall have the right to enter the Demised Premises during the construction of the Tenant’s Work prior to Substantial Completion of the Tenant’s Work in order to perform any portion of the Landlord’s Work. Landlord agrees to cause Landlord’s Contractors to work in harmony with the General Contractor and to avoid interfering with the construction of the Tenant’s Work.

12. Tenant Occupancy. Tenant agrees that entry into the Demised Premises prior to the Commencement Date shall be deemed to be under all of the terms, covenants, conditions and provisions of the Lease, except for the payment of rent, and further agrees that Landlord shall not be liable in any way for any injury, loss or damage which may occur to any decorations, fixtures, personal property, installations or other improvements or items of work installed, constructed or brought upon the Demised Premises by or for Tenant or Tenant’s contractors prior to Substantial Completion of the Tenant’s Work, all of the same being at Tenant’s sole risk. Without limitation as to other provisions, Tenant hereby expressly acknowledges that Tenant’s indemnity and related obligations under the Lease shall apply to all claims and matters arising from early entry to the Demised Premises pursuant hereto. All of Tenant’s contractors shall maintain worker’s compensation, liability insurance, and property insurance and such other insurance in force and effect as may be reasonably requested by Landlord or as required by applicable law, and shall provide copies of applicable insurance certificates to Landlord for review and approval prior to the commencement of any work in the Demised Premises. Any such insurance certificate for liability coverage shall name Landlord as additional insured.

13. Condition of the Demised Premises. Tenant will be deemed to have accepted the Demised Premises in their “AS IS” condition on the date of Substantial Completion of the

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Tenant’s Work. Notwithstanding the foregoing, Landlord will use reasonable efforts to enforce any applicable guaranties or warranties related to the tenant buildout, and Landlord shall be responsible for repair of all non-code compliant work for any adjacent space that impacts Tenant’s ability to obtain permits, approvals, or a certificate of occupancy.

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EXHIBIT “E”

PARKING PLAN

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EXHIBIT “F”

FORM OF ESTOPPEL CERTIFICATE

To:

Re: Lease dated                     ,             , as amended by                     dated                      (as amended, the “Lease”) between                     , as Landlord, and                     , as Tenant, for the property known as                     (the “Property”).

Ladies and Gentlemen:

The undersigned, as Tenant, certifies to you as follows, with the understanding and intention that you will rely on the following information:

1. Tenant has accepted possession of the premises described in the Lease (the “Leased Space”). All work required to be performed by Landlord under the Lease has been completed in a satisfactory manner. The commencement date of the Lease was                     ,             , and the initial Lease term expires on                     ,             . If extended or modified the existing expiration is                     ,                     . The Lease contains                      options on the part of the Tenant to extend the term of the Lease for periods of                     years each.

2. Tenant presently utilizes the entire Leased Space for its normal business activities and has not closed or moved its normal business activities from the Leased Space. Additionally, Tenant has not given any notice to Landlord, either verbally or in writing, of Tenant’s intention to vacate the Leased Space in whole or in part, except as follows:

                                                                                  . [If none, so state].

3. To the best of Tenant’s knowledge, there are no offsets, defenses or counterclaims with respect to the payment of rent under the Lease or to the Tenant’s performance of the other terms, covenants and conditions of the Lease.

4. As of the date hereof no default in the performance of any covenant, agreement, term, provision, or condition contained in the Lease has been declared by either party to the Lease. As of the date hereof Tenant has no knowledge of any facts or circumstances which it might reasonably believe would give rise to any default by either Landlord or Tenant.

5. Except as may be set forth below, Landlord does not hold a security deposit from Tenant in connection with the Lease.

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Security Deposit: $             . [If none, so state.]

6. Except as may be set forth below, no rent under the Lease has been paid more than thirty (30) days in advance of the due date. Tenant is currently paying each month rent, additional rent and other charges, as set forth below:

(a) Square footage of occupied space                     .

(b) Basic rent per month in the amount of $             , paid through                     ,             . The next increase in basic rent shall occur             ,              and shall be                    .

(c) Common Area Costs pro rata charges per month in the amount of $             .

(d) Tax pro rata charges per month in the amount of $             .

(e) Insurance pro rata charges per month in the amount of $             .

Executed and delivered by Tenant this             day of                 , 20         .

Tenant: , a

By:
Print Name:
Print Title:

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EXHIBIT “G”

FORM OF GUARANTY

Intentionally omitted.

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EXHIBIT “H”

ADDITIONAL LEASE PROVISIONS

1. Renewal Option. Provided that no Event of Default then exists, and Tenant has not committed more than two (2) Events of Default of a monetary nature within the twelve (12) month period preceding the date of any exercise by Tenant, Tenant shall have the right, exercisable at Tenant’s option, to extend the Term of the Lease for two (2) additional terms of five (5) years each (each a “Renewal Term”). If timely exercised and if the conditions applicable thereto have been satisfied, each Renewal Term shall commence immediately following the end of the preceding Term. The right of extension herein granted to Tenant shall be subject to, and shall be exercised in accordance with, the following terms and conditions:

(a) Notice. Tenant shall exercise its right of renewal with respect to each Renewal Term by giving Landlord written notice of the exercise thereof (the “Renewal Option Notice”) not less than twelve (12) months prior to the expiration of the then-current Term. In the event that the Renewal Option Notice is not given in a timely manner, Tenant’s right of renewal with respect to the Renewal Term shall lapse and be of no further force or effect. If there exists an Event of Default under the Lease on the date the Renewal Option Notice is given or on the day prior to the commencement date of the Renewal Term, then at Landlord’s option, the Renewal Option Notice shall be ineffective and Tenant’s right of renewal as to the Renewal Term shall lapse and be of no further force of effect.

(b) Rent. During a Renewal Term, all the terms, conditions, covenants and agreements set forth in the Lease shall continue to apply and be binding upon Landlord and Tenant, except that the annual Base Rent payable during each year of the Renewal Term shall be calculated as follows: (i) with respect to the first Renewal Term, Base Rent will continue to increase by three percent (3%) per Lease Year over the Base Rent for the prior Lease Year, and (ii) with respect to the second Renewal Term, Base Rent will be an amount equal to the Fair Market Rent as determined in the manner provided in this Paragraph.

(c) Fair Market Rent. “Fair Market Rent” shall mean the fair market rental rate that would be agreed upon between a landlord and a tenant extending a lease for office space comparable to the Demised Premises (as to size, location in the Project, and build-out) in an office building comparable to the Office Component located in the general office rental market in the Atlanta Midtown submarket (the “Market Area”), for a term comparable to the Renewal Term, assuming the landlord and tenant are informed and well-advised and each is acting in what it considers its own best interests. Among the factors to be considered in determining Fair Market Rent shall be (i) the rental rates then being obtained by other building owners in the Midtown Atlanta, Georgia office market, (ii) the rental rates then being obtained by Landlord for comparable office space in the Office Component, and (iii) escalations and passthroughs of operating expenses as provided in the Lease (it being agreed that if such escalations and passthroughs are not then fair market provisions, an appropriate adjustment shall be made to such provisions or to the corresponding determination of Fair Market Rent). Vacancy periods shall not be considered in determining Fair Market Rent.

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(d) Initial Determination of Fair Market Rent. Promptly following Landlord’s timely receipt of the Renewal Option Notice for a Renewal Term, Landlord shall submit to Tenant in writing Landlord’s determination of the Fair Market Rent. If Tenant does not dispute Landlord’s determination of Fair Market Rent by giving written notice of such dispute within thirty (30) days after receipt of Landlord’s determination, then Landlord’s determination shall be conclusive and binding upon Landlord and Tenant. If Tenant disputes Landlord’s determination of Fair Market Rent, Tenant shall notify Landlord in writing within thirty (30) days after receipt of Landlord’s determination, and the parties shall thereafter have thirty (30) days to negotiate and agree on the Fair Market Rent. The parties shall be obligated to conduct such negotiations in good faith. If the parties agree on the Fair Market Rent payable during each year of the Renewal Term, they shall promptly execute an amendment to the Lease stating the Base Rent and other terms set forth herein.

(e) Arbitration. If, during such thirty (30) day period referred to in subparagraph (d) above, the parties are unable to agree on the Fair Market Rent, then the Fair Market Rent shall be determined in accordance with the procedure set forth in this subparagraph (e). Within ten (10) days after expiration of such thirty (30) day period, each of Landlord and Tenant shall appoint an independent, unaffiliated real estate broker (a “Broker”) who shall have at least ten (10) years relevant experience in office rentals in the Midtown Atlanta, Georgia market. Within thirty (30) days after such appointments, the two (2) Brokers so chosen shall each independently make a determination of the Fair Market Rent, taking into consideration the factors set out in subparagraph (c) above, and deliver the results thereof to Landlord and to Tenant. In the event that there is a material difference between the Fair Market Rents as determined by two Brokers, then within ten (10) days after the date such determinations are delivered to Landlord and to Tenant, the two Brokers shall jointly select a third Broker, which third Broker shall not have represented either Landlord or Tenant within the previous five (5) years and shall have the same qualifications required of the other Brokers. Such third Broker shall select the determination of Fair Market Rent from either the Broker appointed by Landlord, or the Broker appointed by Tenant, without modification, and the determination so selected shall be the Fair Market Rent. Landlord and Tenant shall each bear the cost of its Broker and shall share equally the cost of the third Broker.

2. Right of First Refusal. Landlord hereby grants to Tenant a continuing right of refusal (the “Right of Refusal”) to lease all or part of that certain portion of the Office Component containing approximately 26,000 square feet, located on the 4th floor, and approximately depicted on Exhibit I attached hereto (the “Refusal Space”), in accordance with the following provisions:

(a) Notice of Terms. In the event Landlord enters into discussions with a bona fide third party to lease all or any portion of the Refusal Space for a term to exceed twelve (12) months, before leasing such portion of the Refusal Space to such party, Landlord shall first notify Tenant in writing of the material terms and conditions (the “Offer Terms”) on which Landlord proposes to lease such portion of the Refusal Space to such party.

(b) Exercise. Tenant shall have ten (10) business days after receipt of notice from Landlord of the Offer Terms to exercise the Right of Refusal as to such portion of the Refusal Space by giving written notice to Landlord of its intention to exercise the Right of

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Refusal on the same terms as set forth in the Offer Terms; provided, however, that if, on the date the lease for such portion of the Refusal Space would commence, there would be fewer than three (3) years remaining in the Term of this Lease, Tenant shall also agree as part of any such exercise, to extend the Term of this Lease so that it would expire no later than the expiration of the proposed lease for such portion of the Refusal Space.

(c) Waiver. In the event Tenant does not give Landlord timely written notice of its intention to exercise the Right of Refusal, Tenant shall be deemed to have waived the Right of Refusal, and Landlord shall then be authorized to lease such portion of the Refusal Space to the identified prospective tenant on the Offer Terms. In the event such authorized lease is for any reason not consummated pursuant to the Offer Terms (subject to modifications which are not material to the Offer Terms), then the Right of Refusal shall continue and no lease of such portion of the Refusal Space or any interest therein may be made by Landlord without giving Tenant the Right of Refusal described herein by repeating the foregoing procedure.

(d) Lease. In the event Tenant timely and properly exercises the Right of Refusal, then Landlord and Tenant shall promptly proceed to negotiate in good faith to execute a lease in accordance with the terms and conditions of the Offer Terms and otherwise consistent with the terms and provisions of this Lease. In the event that Landlord and Tenant are unable to agree upon a lease despite such good faith negotiations within thirty (30) days after Tenant’s exercise of the Right of Refusal, then the Right of Refusal shall be deemed to have been waived with respect to such portion of the Refusal Space, and Landlord shall have the right to consummate the lease with such third party in accordance with the Offer Terms.

(e) Tenant Default. Tenant shall have no right to exercise the Right of Refusal in the event that on the date Tenant receives the Terms, (1) Tenant has committed an uncured Event of Default, or (2) within the twelve (12) months prior to Tenant’s receipt of the Offer Terms, Tenant has committed more than two (2) Events of Default which are monetary in nature.

(f) Expiration. In the event that Tenant shall waive or be deemed to have waived the Right of Refusal, and any portion of the Refusal Space is leased to a third party pursuant to the Offer Terms (subject to modifications which are not material to the Offer Terms), the Right of Refusal shall expire and be of no further force or effect whatsoever as to such portion of the Refusal Space.

3. Opening Co-Tenancy. The parties acknowledge that a portion of the Project, consisting of approximately three hundred thousand (300,000) square feet (the “Retail Market”), is being developed to be leased to and operated by retail merchants (any such merchant a “Retailer”). Landlord has agreed to use its commercially reasonable efforts to cause at least one hundred thousand (100,000) square feet of the Retail Market to be leased to Retailers which shall be open and operating for business no later than six (6) months after the Rent Commencement Date (the “Retailer Occupancy Date”), which shall include at least fifteen thousand (15,000) square feet to be leased to Retailers which are food and beverage establishments offering lunch and dinner (the “Retail Occupancy Condition”). In the event that as of the Retailer Occupancy Date, Landlord has not satisfied the Retail Occupancy Condition, then Tenant shall be entitled to

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an abatement of Base Rent and Additional Rent of one (1) day for each day between the Retailer Occupancy Date and the date the Retail Occupancy Condition has been satisfied.

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EXHIBIT “I”

REFUSAL SPACE

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